Exhibit 10.5

DUPLICATE

DATED THIS            17TH       DAY OF       AUGUST              ,2020

BETWEEN

MAYBANK ISLAMIC BERHAD

(Company Registration No. 200701029411(787435-M))

(Bank)

AND

WIN-FUNG FIBREGLASS SDN. BHD.

(Company Registration No: 198401004617(117136-D))

(Customer)

MASTER FACILITY AGREEMENT

(COMBO MFA)

MESSRS. KHAIRUDDIN, NGIAM & TAN

Advocates & Solicitors

Unit 7-4-1, Block A, Megan Salak Park

Jalan 2/125E

Taman Desa Petaling

57100 Kuala Lumpur

Tel: 03-9057 2201 (Hunting Line)

Fax: 03-9057 7201

E-mail: general@kntlaw.com

(Ref: KNT/KSD/1001-0330/20(6)/MIB-Win-Fung (AD/miza))

COMBO Master Facility Agreement

MASTER FACILITY AGREEMENT

AN AGREEMENT made on the             day of             1 7 AUG 2020             20

BETWEEN

MAYBANK ISLAMIC BERHAD (Company Registration No.: 200701029411(787435-M)), a company incorporated in Malaysia and having its registered address at 15th Floor, Tower A, Dataran Maybank, 1, Jalan Maarof, 59000 Kuala Lumpur (“Bank”) of the one part;

AND

the Party whose particulars are set out in Item 2 of the First Schedule (“Customer”) of the other part.

WHEREAS:-

At the request of the Customer, the Bank has agreed to grant the Facility (as defined below) in favour of the Customer subject to the terms and conditions in this master facility agreement (“Agreement”).

DEFINITION & INTERPRETATION

(A)	Definition

In this Agreement, each of the following expressions has, except where the context otherwise requires, the meanings shown opposite it:-

Accepted Bills-i or AB-i	means the Accepted Bills-i formulated on the Shariah principles of Murabahah and/or Bai’ al-Dayn;

Accepted Bills-i or AB-i Facility	means the AB-i Facility, the principal terms of which are set out in Clause 2.7;

Address for Service	a)	Bank:	The address as stated in Item 1 of the First Schedule;

	b)	Customer:	The address as stated in Item 2 of the First Schedule;

Ancillary Documents	means the accompanying documents executed or hereafter executed from time to time by the Customer or the Security Party required by the Bank in the form and substance imposed by the Bank to secure the utilization of the respective facilities and/or the payment of the Indebtedness;

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Anti-Corruption Laws/Guidelines	means Malaysian Anti-Corruption Commission Act 2009 of Malaysia and all other applicable laws or regulations in Malaysia or the primary jurisdiction in which both parties are located that relate to bribery or corruption;

Asset Sale Agreement	in relation to each Murabahah transaction under the STRC-i Facility, the CL-i Facility, the CMTF-i Facility and the IF-i Facility respectively, means the relevant asset sale agreement as described in the Letter of Offer executed between the Bank and the Customer for the sale of the Commodity by the Bank to the Customer and payment of the Bank’s Sale Price by the Customer to the Bank;

Awarder	government department or ministries statutory bodies or such other established and reputable companies acceptable to the Bank;

Bank	means MAYBANK ISLAMIC BERHAD (Company Registration No.: 200701029411(787435-M)), a company incorporated in Malaysia and having its registered office at 15th Floor, Tower A, Dataran Maybank, 1, Jalan Maarof, 59000 Kuala Lumpur having its business premise as stated in Item 1 of the First Schedule and includes its successors in title and assigns;

Bank Guarantee-i or BG-i	means a bank guarantee issued by the Bank under the Bank Guarantee-i Facility and formulated on the Shariah principle of Kafalah;

Bank Guarantee-i or BG-i Facility	means the BG-i Facility the principal terms of which are set out in Clause 2.8;

Bank’s Purchase Price	in relation to the STRC-i Facility, the CL-i Facility, the CMTF-i Facility and the IF-i Facility respectively, means the purchase price of the Commodity in the amount as set out in the Letter of Offer payable by the Bank to the Commodity Trader subject to the terms of this Agreement;

Bank’s Sale Price	in relation to the STRC-i Facility, the CL-i Facility, the CMTF-i Facility and the IF-i Facility respectively, means the relevant sale price payable by the Customer to the Bank as set out in the relevant Letter of Offer for the sale of the Commodity by the Bank to the Customer which shall comprise of the Bank’s Purchase Price and profit margin under the Facility;

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Base Financing Rate	means the rate from time to time stipulated by the Bank as its Base Financing Rate;

BNM	means Bank Negara Malaysia, a statutory body established under the Central Bank of Malaysia Act, 2009 and having its headquarters at Jalan Dato’ Onn, 50480 Kuala Lumpur, Wilayah Persekutuan;

Business Day	means a day on which the Bank is open for transaction of business of the nature required under this Agreement;

Cash Line-i or CL-i Facility	means the cash line-i facility, the principal terms of which are set out in Clause 2.2;

Ceiling Profit Rate	means the contracted profit rate as stated in the relevant Letter of Offer for the calculation of the relevant Bank’s Sale Price in respect of the relevant Asset Sale Agreement;

Commodity	in relation to the Murabahah transaction, means the commodity as acceptable to the Bank particularly as stated in the relevant Asset Sale Agreement;

Commodity Murabahah Term Financing-i or CMTF-i Facility	means the Commodity Murabahah term financing-i facility, the principal terms of which are set out in Clause 2.1;

Commodity Trader	means any commodity trader acceptable to the Bank for the purpose of buying or selling of the Commodity;

Conditions Precedent	means the conditions referred to in Clause 5 which must be or caused to be fulfilled and performed by the Customer before the Bank proceeds with its disbursement of the Facility;

Contract	means all contract(s) awarded or to be awarded to the Customer by the Awarder, including but not limited to confirmed letters of award, invoices, delivery orders, letters of intent and purchase orders;

Cost of Funds	means the costs to the Bank of obtaining Ringgit Malaysia deposits from the Islamic Interbank Money Market to fund the Facility plus the costs to the Bank of maintaining statutory reserves and complying with the liquidity and other requirements imposed from time to time by any law or by BNM or any other relevant authority having jurisdiction over the Bank from time to time;

Customer	means the Party whose particulars are set out in Item 2 of the First Schedule and includes its successors in title and permitted assigns, heirs and/or personal representatives;

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DBEP-i Facility	means the Domestic Bills Exchanged Purchased-i Facility, the principal terms of which are set out in Clause 2.10;

Designated Current Account	means the Customer’s current account with the Bank and as may be determined by the Bank;

Early Settlement	means settlement of the Indebtedness in respect of the relevant Facility prior to maturity of the Facility Tenure;

Early Settlement Notice	means a written notice given by the Customer to the Bank of the Customer’s intention to make Early Settlement;

Effective Profit Rate	means the Effective Profit Rate as stated in the relevant Letter of Offer for the calculation of monthly payment or bullet payment due and payable to the Bank at such intervals determined by the Bank pursuant to the relevant Facility;

Environment	means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:-

a)	air (including air within buildings and air within other natural or man-made structures above or below ground);

b)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

c)	land (including surface and sub-surface soil and land under water);

Environmental Claim	means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law;

Environmental Law	means any applicable law or regulation which relates to:-

	a)	the pollution or protection of the Environment;

	b)	harm to or the protection of human health;

	c)	the conditions of the workplace; or

	d)	any emission or substance capable of causing harm to any living organism or the Environment;

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Environmental Permit	any authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of the Customer or any Security Party conducted on or from the properties owned or used by the Customer or any Security Party;

Events of Default	means any of the events mentioned in Clause 8 or any events which, with the lapse of time and/or the giving of notice and/or a determination being made under the Facility, would become an Event of Default;

Export Credit ECR-i Facility	Refinancing-i or means the export credit refinancing-i pre/post shipment facility, the principal terms of which are set out in Clause 2.9;

Facility	means the CL-i Facility, the STRC-i Facility, the CMTF-i Facility, the Trade Facilities or other facility or facilities made or to be made available by the Bank to the Customer as set out in the relevant Letter of Offer and includes (where applicable) any additional (top up) facility, additional (increase limit) facility and all other facilities or accommodation granted or made available or agreed to be granted or made available or continued to be made available by the Bank to the Customer now or from time to time and includes any part of it, and shall also include any further facilities or accommodation to the Customer and reference to the “Facility” shall be construed as reference to all or any one or more of them;

Facility Amount	in relation to the relevant Facility, means the maximum aggregate amount as set out in the relevant Letter of Offer;

Facility Tenure	In relation to the relevant Facility, means the period of time as stated in the relevant Letter of Offer and includes tenure upon renewal;

FBEP-i Facility	means the Foreign Bills Exchanged Purchased-i Facility, the principal terms of which are set out in Clause 2.11;

Financing Rate	means the aggregate of the margin specified in the Letter of Offer and the Cost of Funds or Base Financing Rate or other approved rates as the case may be applicable to the respective Facility;

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FX Contract	means a contract for the sale and purchase of currency against another currency at the then prevailing market rate for delivery of the same on a specified date or such other dates as may be agreed between the Customer and the Bank;

Goods	means the goods more particularly described in the Trade Finance Contract Note or invoice / shipping documents of the Seller/ Supplier;

IFSA 2013	means the Islamic Financial Services Act 2013;

Indebtedness	means the aggregate of all monies whether principal, profit, costs, charges, commission or otherwise outstanding, due or payable or agreed to be payable by the Customer and/or any Security Party(s) to the Bank from time to time whether solely or jointly with any other person and whether as principal obligor or surety and includes all liabilities and obligations whether present or future or actual or contingent for the payment of all monies by the Customer and/or any Security Party(s) in respect of or arising from the Facility, including but not limited to the Bank’s Sale Price;

Invoice Financing- or IF-i	means the short term working capital solution available to businesses to finance their purchases/imports or sales/exports of Goods and/or Services under open account settlement method, the principal terms of which are set out in Clause 2.4;

Kafalah	means a surety given by one party who agrees to discharge a liability of a third party in case the third party defaults in fulfilling his obligations;

LC-i Facility	means the Letter of Credit-i Facility the principal terms of which are set out in Clause 2.5.

Legal Process	means the pleadings, all forms of originating process, interlocutory applications of whatever nature, affidavits, orders and such documents which are required to be served under the Rules of Court and include any notice required to be given to any party under the Security Documents and correspondences between the parties hereto, notices under the Companies Act 2016, the National Land Code 1965, the Insolvency Act 1967 and all other applicable legislation including any statutory or amendment or re enactment and the rules made pursuant to or in relation to those statutes or legislation;

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Letter of Credit-i or LC-i	means an undertaking issued by the Bank to pay a seller or exporter for the importation of Goods issued by the Bank under the Letter of Credit-i Facility and formulated under the Shariah principle of Wakalah;

Letter of Indemnity	means a letter of indemnity to be executed by the Customer in favour of the Bank to indemnify the Bank against all liabilities, claims, proceedings, damages, losses, cost and expenses of whatsoever kind or nature which may be suffered or incurred by the Bank in respect of or arising out of the relevant Facility and upon such terms and conditions as prescribed by the Bank;

Letter of Offer	means the letter(s) of offer as described in Item 3 of the First Schedule issued by the Bank and accepted by the Customer and includes any subsequent letter(s) of offer, amendment, variation or modification and any supplemental thereto;

Letter of Undertaking	means a letter of undertaking in form and substance as prescribed by the Bank to be issued by the Customer to the Bank in respect of the relevant Facility;

Maturity Date	In relation to the relevant Facility, means the last day of the Facility Tenure and on which day the relevant Facility and all other sums whatever and howsoever due and payable to the Bank;

Maybank Group Privacy Notice	means privacy notice which is posted in the Bank’s website www.maybank2u.com.my;

Murabahah	means a sale and purchase of asset where the acquisition cost and the mark-up are disclosed to the Customer;

Notice of Extension	a notice for the extension of due payment for the STRC-i Facility Amount utilised in the form as set out in the Letter of Offer duly completed and signed by or on behalf of the Customer;

Notice of Utilisation	a notice of utilisation of the STRC-i Facility substantially in the form as set out in the Letter of Offer duly completed and signed by or on behalf of the Customer;

Onshore Foreign Currency facility, Financing-i or OFCF-i Facility	means the onshore foreign currency financing the principal terms of which are set out in Clause 2.15;

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PFX-i Facility	means the Promissory Foreign Exchange-i Facility the principal terms of which are set out in Clause 2.14;

Processing Fee	means the processing fee in the amount as stated in the Letter of Offer or such other amount as may be determined by the Bank from time to time;

Profit Period	in relation to the relevant Facility, means the period of time as stated in the Letter of Offer and shall not exceed the Maturity Date;

Profit Margin	means the difference between the Trade Finance Contract Note Sale Price and the Trade Finance Contract Note Purchase Price, and the method of recognition of the profit margin as the Bank’s income shall be in accordance with the Bank’s accounting policy prevailing at the material time;

Purchase Request & Undertaking	in relation to the Murabahah transaction, means the and undertaking as set out in the Letter of Offer;

Purpose	means the purpose of the Facility as stated in the Letter of Offer;

Ringgit Malaysia or ‘RM’	means the lawful currency of Malaysia;

Rules of Court	means the Rules of Court 2012;

SBLC-i or Standby Letter of Credit-i	means an irrevocable and binding undertaking by the Bank made at the request of the Customer to the beneficiary/recipient of the SBLC-i to guarantee performance of an underlying obligation of the Customer and is formulated on the Shariah principle of Kafalah;

SBLC-i Facility	means the Standby Letter of Credit-i Facility the principal terms of which are set out in Clause 2.13;

Security Documents	collectively means the documents executed or to be executed from time to time by the Customer and/or any Security Party including any addition, variation, amendment, supplement or substitution to secure the payment of the Indebtedness and without limiting the generality of the foregoing, includes documents set out in the Letter of Offer and the Ancillary Documents and references to the “Security Documents” shall include references to any one or more of them;

Security Interest	any mortgage, charge, pledge, debenture, lien, caveat, right of set off or any other security interest whatsoever, howsoever created or arising;

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Security Party	means the Customer and/or any party or parties providing or which shall from time to time provide any security or guarantee to or in favour of the Bank for the obligations and liabilities of the Customer under this Agreement and the Security Documents and to secure or guarantee the payment of the Indebtedness, and references to “Security Party” include references to any of them;

Seller/ Supplier	means the relevant seller or supplier of the Goods;

Services	in relation to IF-i, means services provided to the Customer by any party or parties in relation to Customer’s nature of business;

Shariah	means the body of Islamic law and principles relating to banking and finance as adopted and endorsed by the Shariah Committee;

Shariah Committee	means the Shariah committee of the Bank;

Shipping Guarantee-i or SG-i	means a shipping guarantee issued by the Bank under the SG-i Facility and formulated on the Shariah principle of Kafalah;

Shipping Guarantee-i or SG-i Facility	means the SG-i Facility the principal terms of which are set out in Clause 2.12;

Stipulated Currency	means for the purpose of this Agreement and the Security Documents, the currency for the Facility set out in the Letter of Offer and the said currency shall be the currency of account for all sums due subject to the terms of this Agreement;

STRC-i Facility	means the short term revolving credit-i Facility, the principal terms of which are set out in Clause 2.3;

Takaful/lnsurance	means all plans/policies and contracts of takaful/insurance of whatever nature which are now or may from time to time be taken out by the Customer in accordance with the terms of this Agreement;

Trade Facilities	refers to:-

	(1)	the IF-i Facility;
	(2)	the LC-i Facility;
	(3)	the TR-i Facility;
	(4)	the AB-i Facility;
	(5)	the BG-i Facility;
	(6)	the ECR-i Facility;

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(7)	the DBEP-i Facility;
(8)	the FBEP-i Facility;
(9)	the SG-i Facility;
(10)	the SBLC-i Facility; and
(11)	the OFCF-i Facility;

	any other trade facility or facilities as stated in the Letter of Offer;

Trade Finance Contract Note	each of the contract notes made between the Bank and the Customer in relation to the purchase of the Goods by the Bank from the Customer or by the Customer on behalf of the Bank from the relevant supplier for the price constituting the Trade Finance Contract Note Purchase Price and the sale of the Goods by the Bank to the Customer for the price constituting the Trade Finance Contract Note Sale Price;

Trade Finance Contract Note where applicable, refers to : Purchase Price	(1)	the purchase price payable by the Bank to the Customer for the purchase of the Goods by the Bank from the Customer under the Trade Finance Contract Note and in the amount stated in the Trade Finance Contract Note; or

	(2)	the purchase price payable by the Bank to the relevant supplier for the purchase of the Goods by the Customer on behalf of the Bank from the relevant supplier under the Trade Finance Contract Note and in the amount stated in the Trade Finance Contract Note;

Trade Finance Contract Note Sale Price	the sale price payable by the Customer to the Bank for the re-sale of the Goods by the Bank to the Customer under the Trade Finance Contract Note and in the amount stated in the Trade Finance Contract Note;

Trust Receipt-i or TR-i	means a trust receipt-i accepted by the Bank under the TR-i Facility;

Trust Receipt-i or TR-i Facility	means the Trust Receipt-i Facility, the principal terms of which are set out in Clause 2.6;

Wakalah	means to a contract where a party, as principal (muwakkil) authorises another party as his/her/its agent (wakil) to perform a particular task on matters that may be delegated, with or without imposition of a fee.

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(B)	Interpretations

(1)	The expression “Ringgit Malaysia” and the sign “RM” means the lawful currency of Malaysia.

(2)	Words importing the masculine gender include the feminine and neuter genders and vice versa.

(3)	Words importing the singular number include the plural number and vice versa.

(4)	Word, expression or provision applicable to natural persons includes any body, person, company, corporation, firm or partnership, corporate or incorporate or otherwise and vice versa. Notwithstanding the above, the Bank shall have the right to waive any terms and conditions to suit the nature and legal capacity of the Customer.

(5)	The Schedules herein shall be taken, read and construed as essential part of this Agreement.

(6)	The headings in this Agreement are inserted for convenience only and shall not be taken, read and construed as essential parts of this Agreement.

(7)	All references to provisions of any legislation or statute or rule or standard include references to any amendments, any statutory modification and re-enactment thereof or regulations, proclamations, by-laws, published rulings, statements of policy or guidelines issued under or in relation to that legislation or statute or rule or standard.

(8)	References to this Agreement shall include all amendments, variations and modifications to this Agreement as shall from time to time be in force.

(9)	Where two or more persons or parties are included or comprised in any expression, agreements, covenants, terms, stipulations and undertakings expressed to be made by or on the part of such persons or parties shall be deemed to be made by and be binding upon such persons or parties jointly and severally.

(10)	A reference to ‘date’ or ‘lime’ is a reference to that date or time in Malaysia unless stated otherwise in writing.

(11)	Any reference to ‘law of Malaysia’ shall be construed so as to include, without limitation, any act, ordinance, statutory or municipal, rule, regulation, ruling, decree, or order enacted, issued or decreed by the Parliament of Malaysia or any bureau, minister, instrument, agency, court, regulatory body, authority, legislative body or department thereof and Islamic law as administered by the courts of Malaysia.

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(12)	The ‘winding-up’ of a person includes the amalgamation, reconstruction, reorganisation, arrangement or composition (voluntary or otherwise) and administration with a view to winding-up or cessation of business of that person and the dissolution, reconstruction, amalgamation, liquidation, merger, judicial management or consolidation of that person.

(13)	Other parts of speech and grammatical forms of a word or phrase defined in this Agreement have a corresponding meaning.

(C)	Construction

Except where the context otherwise requires, any reference in this Agreement to:

(1)	an ‘agency’ of a state includes, at any particular time:

(a)	any agency, authority, central bank, department, government, legislature, minister, ministry, official or public or statutory person or state-owned organisation (whether autonomous or not), or the government of, that state or any political sub-division in or of that state; and

(b)	any person who in any capacity whatsoever then owns, holds, administers or controls any of the reserves of that state;

(2)	an ‘agreement’ also includes a concession, contract, deed, franchise, licence, treaty or undertaking (in each case, whether oral or written) and includes a reference to any documents which amends, waives, is supplemental to or novates the terms of such agreement;

(3)	a “Clause” shall, subject to any contrary indication, be construed as a reference to a clause in this Agreement;

(4)	this Agreement include its Schedules and references to “Schedules” are to the schedules to this Agreement;

(5)	a ‘person’ includes any individual, company, corporation, firm, partnership, joint venture, association, organisation, trust, state or agency of a state (in each case, whether or not having separate legal personality) or any country or state or any of its political sub-division, possession or territory or the government or any of its bureau, minister, instrument, agency, instrumentality, court, regulatory body, authority, legislative body or department (including, without limitation, the central bank or any taxing, fiscal or other monetary authority) and reference to a person or party includes that person’s or party’s successors and, in the case of any person other than the Customer, its assigns;

(6)	a period of time in this Agreement shall be construed as a reference to the Gregorian calendar and all profits, rates of return, costs, expenses, commission and fees in this Agreement shall be calculated according to the Gregorian calendar;

(7)	references to the Customer or the Security Party or the Commodity Trader shall be construed so as to include its successors in title and in the case of the Customer and the Security Party, its permitted assignees;

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(8)	save where the contrary is indicated, any reference in this Agreement to this Agreement or any other Security Document shall be construed as a reference to this Agreement or, as the case may be, such other document as the same may have been, or may from time to time be, amended, restated, varied, novated or supplemented;

(9)	references in this Agreement to a “subsidiary” of a company or corporation shall be construed as a reference to any company or corporation:

(a)	which is controlled, directly or indirectly, by the first-mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

(c)	which is a subsidiary of another subsidiary of the first-mentioned company or corporation,

and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

(10)	“month” is a reference to a period starting on one (1) day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next succeeding Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding Business Day provided that, if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that latter month (and references to “months” shall be construed accordingly)

(11)	“tax” or “laxes” as used herein shall include any goods and services tax, value added tax or any other tax or duty of a similar nature imposed by any governmental or regulatory authority and any U.S federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S Internal Revenue Code of 1986, amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “Foreign Account Tax Compliance Act (FATCA) Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of this Agreement.

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THE PARTIES TO THIS AGREEMENT AGREE as follows:

1.	FACILITY

1.1	The Facility

At the request of the Customer and subject to the terms and conditions contained in this Agreement, the Bank agrees to make the Facility available to the Customer.

1.2	Availability of the Facility

The Facility will be made available by the Bank to the Customer in the manner set out in this Agreement upon the perfection of the Letter of Offer, the Asset Sale Agreement (where applicable), this Agreement and any other Security Documents or such other agreement as may be made between the Bank and the Customer and upon the observance and performance of the covenants contained in this Agreement. NOTWITHSTANDING THAT, the parties expressly agree that the availability of the Facility is subject to availability of funds to the Bank. Nothing in this Agreement shall be deemed to impose on the Bank any duty either at law or equity to make or to continue to make available the Facility. Subject to Shariah, the Bank reserves the right to terminate or cancel the Facility in the manner as determined by the Bank PROVIDED ALWAYS that the Bank should not be obliged to render any reason for such termination or cancellation of the Facility AND PROVIDED ALWAYS that such termination or cancellation may be exercised by the Bank irrespective of whether or not the Customer has breached any of the terms and conditions of this Agreement or of any other documents in relation to the Facility and without any obligations whatsoever to render any reason for such termination or cancellation.

1.3	Purpose of Facility

The Facility shall be utilised solely for the purpose as set out in the Letter of Offer.

The Facility shall be utilised only for activities that are permissible under the Shariah principles. Notwithstanding anything to the contrary, the Bank shall not be under any obligation whatsoever to ensure that the Facility is utilised towards the purpose as set out in the Letter of Offer.

1.4	Payment by the Customer

(a)	Currency

(i)	All payments to be made by the Customer for the account of the Bank, shall be made in Stipulated Currency or in such other currency as may be determined by the Bank in immediately available funds on the relevant due date or dates to an account as the Bank may notified the Customer from time to time.

(ii)	The Customer acknowledges and agrees that for the purposes of this Facility, the Customer shall pay the Indebtedness and all other monies due and payable under this Agreement by purchasing such amount of the Stipulated Currency equivalent to the Indebtedness and all other monies due and payable at the Bank’s prevailing rate of exchange on its due date(s). The prevailing rate of exchange shall be subject to the prevailing foreign exchange market rates (as may be determined by the Bank), save in cases where the agreed rate of exchange has been contracted for, and subject to the availability of the Stipulated Currency.

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(iii)	The Bank is irrevocably authorised by the Customer at any time and with notice to the Customer to debit any of the accounts of the Customer with the Bank in respect of the Indebtedness and all other monies due and payable under this Agreement or such amount equivalent to the same which the Bank shall purchase at the Bank’s prevailing rate of exchange on the its due date or such other date of conversion so determined by the Bank in accordance to its usual practice.

(iv)	Any amount received towards payment of the Indebtedness and all other monies due and payable under this Agreement in any other currency (including by enforcement of security or court judgment/order or in the liquidation of the Customer) shall only discharge the Customer to the extent of the amount of such Stipulated Currency which the Bank is able to purchase with such amount at the prevailing rate of exchange on such date of conversion so determined by the Bank in accordance to its usual practice.

(v)	The Bank may at its discretion elect to accept payment in any other currency and shall have recourse against the Customer for any deficiency arising therefrom. The Customer shall indemnify and keep the Bank indemnified against any losses that may be suffered or sustained by the Bank as a result or arising therefrom and in connection therewith and shall further indemnify the Bank against the cost of making any purchase of the Stipulated Currency resulting therefrom.

(b)	Currency Indemnity

(i)	The Stipulated Currency is the sole currency of the account and payment for all sums payable by the Customer under or in connection with this Agreement and the Security Documents including damages.

(ii)	Any amount received or recovered in a currency other than the Stipulated Currency (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up of the Customer or otherwise) by the Bank in respect of any sums expressed to be due to it from the Customer under this Agreement and the Security Documents shall only constitute a discharge to the Customer to the extent of the amount in the Stipulated Currency which it is able, in accordance with its usual practice, to purchase with the amount so received or recovered in such other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

(iii)	If that amount in other currency is less than the amount in the Stipulated Currency expressed to be due to the Bank under this Agreement, the Asset Sale Agreement (where applicable) and/or the Security Documents, the Customer shall indemnify such party against any loss sustained by such party as a result. In any event, the Customer shall indemnify the Bank against the cost of making any such purchase. For the purpose of herein, it will be sufficient for the Bank to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

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(c)	Indemnities separate

The foregoing indemnities shall constitute obligations of the Customer separate and independent from its other obligations under this Agreement, the Asset Sale Agreement (where applicable) and the Security Documents, shall give rise to separate and independent causes of action against the Customer, shall apply irrespective of any indulgence granted to the Customer from time to time and shall continue in full force and effect notwithstanding any judgment or order or the filing of any proof or proofs in the liquidation or dissolution of the Customer for a liquidated sum or sums in respect of amounts due under this Agreement, the Asset Sale Agreement (where applicable) and the Security Documents or under any such judgment or order. Any such deficiency as aforesaid shall be deemed to constitute a loss suffered by the Bank, as the case may be, without any proof of evidence of any actual loss being required. All indemnities and other reimbursement obligations of the Customer hereunder including without limitation under this clause, shall survive the termination of the Facility and the payment of all other amounts hereunder.

(d)	Withholdings

All payments by the Customer under this Agreement, the Asset Sale Agreement (where applicable) and/or the Security Documents, whether in respect of principal, profits, commission, fees or any other amount, shall be made in full without any deduction or withholding (whether in respect of set off, counterclaim, duties, taxes, charges, profits or otherwise whatsoever) unless the deduction or withholding is required by law, in which event the Customer shall:

(i)	ensure that the deduction or withholding does not exceed the minimum amount legally required;

(ii)	forthwith pay to the Bank for the account of the payee concerned such additional amount so that the net amount received by that payee will equal the full amount which would have been received by it had no such deduction or withholding been made;

(iii)	pay to the relevant taxation or other authorities within the period for payment permitted by applicable law the full amount of the deduction or withholding (including, but without prejudice to the generality of the foregoing, the full amount of any deduction or withholding from any additional amount paid pursuant to this clause); and

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(iv)	furnish to the Bank, within the period for payment permitted by applicable law, either:

(a)	an official receipt of the relevant taxation authorities in respect of all amounts so deducted or withheld as aforesaid; or

(b)	if such receipts are not issued by the relevant taxation authorities on payments to them of amounts so deducted or withheld, a certificate of deduction or equivalent evidence of the relevant deduction or withholding.

(e)	Date

If any payment would otherwise be due on a day which is not a Business Day, it shall be due on the next succeeding Business Day or, if that Business Day falls in the following month, the preceding Business Day.

1.5	Late Payment Charge

(a)	It is expressly agreed by the parties that the Bank shall have the right to be compensated on late instalment payment and default payment based on the following mechanism:-

(i)	Overdue installment or Scheduled Payment

For failure to pay any instalment or any payment due from the date of the first drawdown of the relevant Facility until its Maturity Date, a late payment charge sum equivalent to one per cent (1%) per annum of the overdue instalments/payment or by any other method approved by BNM;

(ii)	Upon Maturity

For failure to pay any instalments or any payment due and which failure continues beyond the Maturity Date or upon judgment, whichever is earlier, at the late payment charge rate which shall be the prevailing daily overnight Islamic Interbank Money Market (IIMM) rate on the outstanding balance due and payable or any other method approved by BNM from time to time.

(b)	Notwithstanding the amount of late payment charge charged, it is expressly acknowledged and agreed that the said amount of late payment charge shall not be further compounded.

(c)	The late payment charges referred to in this clause shall be applied to the judgment sum and shall be payable from the date of the judgment is made until the date of actual payment.

1.6	Rebate

The Bank shall grant rebate (/bra’) to the Customer for any sale-based Facility (such as Murabahah) on, but not limited to, the following events:

(a)	early settlement or early redemption, including those arising from prepayments;

(b)	in the event of early commencement of monthly instalment prior to the expiry of grace profit period (for progressive disbursements);

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(c)	in the event the Effective Profit Rate is lower than the Ceiling Profit Rate; and

(d)	in the event the actual disbursed amount is less than the Facility Amount.

For avoidance of doubt, it is acknowledged and agreed that the rebates referred to in this clause shall not be construed in any manner whatsoever as cash rebate payable to the Customer, but shall be reflected as a reduction in the profit element of the Bank’s Sale Price. The rebate shall only be deemed granted upon receipt of the settlement/redemption sum as determined by the Bank based on the following formula:

Outstanding Bank’s Sale Price	LESS	Outstanding Facility Amount	LESS	Other Amount Due to the Bank

2.	THE PRINCIPAL TERMS OF THE FACILITY

2.1	Commodity Murabahah Term Financing-i (CMTF-i) Facility

2.1.1	Facility Amount

The Facility Amount of the CMTF-i Facility shall be the amount as set out in the Letter of Offer.

2.1.2	Purpose

The CMTF-i Facility shall be utilised by the Customer for the purpose set out in the Letter of Offer.

2.1.3	Availability Period

Subject to the fulfilment of the Conditions Precedent, the CMTF-i Facility shall be available for utilisation by the Bank for the period as specified in the Letter of Offer or such other period as determined by the Bank. Any amount not disbursed at the end of such period shall be automatically cancelled unless extended by the Bank at its discretion.

2.1.4	Facility Tenure

The CMTF-i Facility shall have a Facility Tenure not exceeding the period stated in the Letter of Offer.

2.1.5	Nature and mechanism of CMTF-i Facility

The parties agree that the CMTF-i Facility has been structured based on the Shariah principle of Murabahah depending on the needs and requirements of the Customer, the nature and mechanism of which are as set out in the Second Schedule.

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2.1.6	Bank’s Sale Price and/or Indebtedness

(a)	In consideration of the Bank having agreed to grant to the Customer the CMTF-i Facility, the Customer agrees, undertakes and covenants to pay the Bank’s Sale Price and/or the Indebtedness within the Facility Tenure.

(b)	The Bank’s Sale Price is based on the Ceiling Profit Rate as stated in the Letter of Offer.

(c)	The Bank shall grant rebate under the Shariah principle of /bra’ at any particular interval as determined by the Bank in the manner as stated under Clause 1.6.

(d)	The Effective Profit Rate is as stated in the Letter of Offer.

2.1.7	Payment by the Customer of the Bank’s Sale Price

The Bank’s Sale Price shall be paid by instalments in the sum and/or manner as set out in the Letter of Offer.

2.1.8	Payment by Bank (Disbursement of CMTF-i Facility)

(a)	The CMTF-i Facility shall be made available by the Bank for utilisation into the Designated Current Account or into any other account of the Customer with the Bank or in such manner as may be determined by the Bank.

(b)	The utilisation of the CMTF-i Facility is subject always to the fulfilment of all conditions for disbursement as set out by the Bank including but not limited to the perfection of all Security Documents.

2.2	Cash Line-i (CL-i) Facility

2.2.1	Facility Amount

The Facility Amount of the CL-i Facility shall be the amount as set out in the Letter of Offer.

2.2.2	Purpose

The CL-i Facility shall be utilised by the Customer for the purpose set out in the Letter of Offer.

2.2.3	Availability Period

The CL-i Facility shall be available for utilisation by the Bank upon fulfilment of the Conditions Precedent or such other terms as determined by the Bank but subject always to the Bank’s review from time to time.

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2.2.4	Facility Tenure

The CL-i Facility shall have a Facility Tenure not exceeding the period stated in the Letter of Offer.

2.2.5	Nature and mechanism of CL-i Facility

The parties agree that the CL-i Facility has been structured based on the Shariah principle of Murabahah depending on the needs and requirements of the Customer, the nature and mechanism of which are as set out in the Second Schedule.

2.2.6	Bank’s Sale Price and/or Indebtedness

(a)	In consideration of the Bank having agreed to grant to the Customer the CL-i Facility, the Customer agrees, undertakes and covenants to pay the Bank’s Sale Price and/or the Indebtedness within the Facility Tenure.

(b)	The Bank’s Sale Price is based on the Ceiling Profit Rate as stated in the Letter of Offer.

(c)	The Bank shall grant rebate under the Shariah principle of /bra’ at any particular interval as determined by the Bank in the manner as stated under Clause 1.6.

(d)	The Effective Profit Rate is as stated in the Letter of Offer.

2.2.7	Payment by the Customer of the Bank’s Sale Price

The Bank’s Sale Price shall be paid in the following manner:-

(a)	Profit Portion

The profit portion shall be realized on a monthly basis based on the Effective Profit Rate by way of:-

(i)	The Bank debiting the Designated Current Account every month end and the Customer is to ensure payment of such amount debited to avoid the account being in excess;

(ii)	If the Designated Current Account is already fully utilised, the Customer will be required to service the monthly profit through payments made directly to the Bank.

(b)	Principal Portion (Facility Amount)

By monthly/quarterly/half yearly/yearly reduction of limit or by bullet payment in the manner as described in the Letter of Offer until all amounts under the CL-i Facility are fully paid within the Facility Tenure.

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2.2.8	Payment by Bank (Disbursement of CL-i Facility)

(a)	The CL-i Facility shall be made available by the Bank for utilisation into the Designated Current Account of the Customer or into any other account of the Customer with the Bank or in such manner as may be determined by the Bank.

(b)	The utilisation of such amount from the Designated Current Account by the Customer shall be effected from time to time by cheques drawn on the Bank by the Customer or by such other modes as acceptable to the Bank.

(c)	The availability of the CL-i Facility in the Designated Current Account in the above stated manner by the Bank shall be deemed to be the effective payment to or for the benefit of the Customer.

(d)	The utilisation of the CL-i Facility is subject always to the fulfilment of all conditions for disbursement as set out by the Bank including but not limited to the perfection of all Security Documents.

2.2.9	Renewal of CL-i Facility

(a)	The CL-i Facility is granted conditional upon the Customer conducting its account satisfactorily with the Bank at all times.

(b)	The Bank may at its discretion grant a renewal of the CL-i Facility subject to the new tenure and upon such terms and conditions as may be deemed fit by the Bank.

(c)	If the Bank agrees to renew the CL-i Facility and in the absence of any notice to the contrary from the Customer, the Bank may proceed to renew the CL-i Facility in accordance with the Bank’s operating procedures and in compliance with Shariah principles.

(d)	On such renewal, all proceeds of the renewed CL-i Facility shall first be applied towards the payment of all amounts then outstanding and due to the Bank under the existing CL-i Facility without further notice or demand to the Customer.

(e)	Any renewal, once approved by the Bank, shall be affected by way of the Customer or its agent and the Bank executing the relevant documentation as required by the Bank including the execution of the Asset Sale Agreement in the format as set out in Eighth Schedule or any other format as determined by the Bank from time to time.

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2.3	Short Term Revolving Credit-i (STRC-i) Facility

2.3.1	Facility Amount

The Facility Amount of the STRC-i Facility shall be the amount as set out in the Letter of Offer.

2.3.2	Purpose

The STRC-i Facility shall be utilised by the Customer for the purpose set out in the Letter of Offer.

2.3.3	Availability Period

The STRC-i Facility shall be available for utilisation by the Bank upon fulfilment of the Conditions Precedent or such other terms as determined by the Bank but subject always to the Bank’s review from time to lime.

2.3.4	Facility Tenure

(a)	The STRC-i Facility shall have a Facility Tenure not exceeding the period stated in the Letter of Offer.

(b)	Each utilisation of STRC-i Facility shall be based on the Profit Period stipulated in the Letter of Offer. The last Profit Period shall not exceed the expiry of Facility Tenure.

2.3.5	Nature and mechanism of STRC-i Facility

The parties agree that the STRC-i Facility has been structured based on the Shariah principle of Murabahah depending on the needs and requirements of the Customer, the nature and mechanism of which are as set out in the Second Schedule.

2.3.6	Bank’s Sale Price and/or Indebtedness

(a)	In consideration of the Bank having agreed to grant to the Customer the STRC-i Facility, the Customer agrees, undertakes and covenants to pay the Bank’s Sale Price and/or the Indebtedness within the Facility Tenure.

(b)	The Bank’s Sale Price is based on the Ceiling Profit Rate as stated in the Letter of Offer.

(c)	The Bank shall grant rebate under the Shariah principle of /bra’ at any particular interval as determined by the Bank in the manner as stated under Clause 1.6.

(d)	The Effective Profit Rate is as stated in the Letter of Offer.

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2.3.7	Payment by the Customer of the Bank’s Sale Price

(a)	The Customer undertakes to the Bank to pay all due payment in accordance with the Effective Profit Rate upon expiry of the Profit Period selected in the manner as stated in each Notice of Utilisation.

(b)	Notwithstanding the above, due payment of the Facility Amount utilised maybe extended for another Profit Period upon written request by the Customer in each Notice of Extension subject always to the payment of due profit amount and at the discretion of the Bank.

(c)	Unless otherwise agreed by the Bank, the Customer authorises the Bank that upon expiry of Profit Period of each disbursement, the payment of the due payment shall be effected by way of the Bank debiting the Designated Current Account for a sum equivalent to the total disbursement amount plus profit (for a fixed rate basis) or total disbursement amount (for a nett basis).

2.3.8	Payment by Bank (Disbursement of STRC-i Facility)

(a)	The STRC-i Facility shall be made available by the Bank for utilisation into the Designated Current Account of the Customer or into any other account of the Customer with the Bank or in such manner as may be determined by the Bank.

(b)	The utilisation of such amount from the Designated Current Account shall be effected from time to time by submission of the Notice of Utilisation by the Customer to the Bank or by such other modes as acceptable to the Bank.

(c)	The availability of the STRC-i Facility in the Designated Current Account in the above stated manner by the Bank shall be deemed to be effective payment thereof to or for the benefit of the Customer.

(d)	The utilisation of the STRC-i Facility is subject always to the fulfilment of all conditions for disbursement as set out by the Bank including but not limited to the perfection of all Security Documents.

(e)	That each disbursement shall be in the amount not less than RM100,000 and shall be in multiples of RM100,000. The total disbursement amount shall not exceed the Facility Amount at any time.

(f)	The STRC-i Facility shall be on :

(i)	Net basis

Where profit amount shall be deducted upfront from the disbursement proceeds.

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Or

(ii)	Fixed rate basis

Where profit amount shall be paid upon maturity of the Profit Period.

(g)	Notice of Utilisation shall be duly completed and submitted to the Bank prior to any disbursement.

2.3.9	Renewal of STRC-i Facility

(a)	The STRC-i Facility is granted conditional upon the Customer conducting its account with the Bank satisfactorily at all times.

(b)	The Bank may at its discretion grant a renewal of the STRC-i Facility subject to the new Facility Tenure and upon such terms and conditions as may be deemed fit by the Bank.

(c)	If the Bank agrees to renew the STRC-i Facility and in absence of any notice to the contrary from the Customer, the Bank may proceed to renew the STRC-i Facility in accordance with the Bank’s operating procedures and in compliance with Shariah principles.

(d)	On such renewal, all proceeds of the renewed STRC-i Facility shall first be applied towards the payment of all amounts then outstanding and due to the Bank under the existing STRC-i Facility without further notice or demand to the Customer.

(e)	Any renewal, once approved by the Bank, shall be affected by way of the Customer or its agent and the Bank executing the relevant documentation as required by the Bank including the execution of the Asset Sale Agreement in the format as set out in Eighth Schedule or any other format as determined by the Bank from time to time.

2.4	Invoice Financing-i (IF-i) Facility

2.4.1	Facility Amount

Subject to the provisions of this Agreement, the Bank shall provide the IF-i Facility in the amount as stated in the Letter of Offer.

2.4.2	Purpose

The IF-i Facility shall be utilised by the Customer for the purpose set out in the Letter of Offer.

2.4.3	Facility Tenure

(a)	The IF-i Facility shall have a Facility Tenure not exceeding the period stated in the Letter of Offer.

(b)	Each utilisation of IF-i Facility shall be based on the Profit Period stipulated in the Letter of Offer. The last Profit Period shall not exceed the expiry of Facility Tenure.

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2.4.4	Availability Period

The IF-i Facility shall be available for utilisation by the Bank upon fulfilment of the Conditions Precedent or such other terms as determined by the Bank but subject always to the Bank’s review from time to time.

2.4.5	Nature and mechanism of IF-i Facility

The parties agree that the IF-i Facility has been structured based on the Shariah principle of Murabahah depending on the needs and requirements of the Customer, the nature and mechanism of which are as set out in the Second Schedule.

2.4.6	Bank’s Sale Price and/or Indebtedness

(a)	In consideration of the Bank having agreed to grant to the Customer the IF-i Facility, the Customer agrees, undertakes and covenants to pay the Bank’s Sale Price and/or the Indebtedness within the Facility Tenure.

(b)	The Bank’s Sale Price is based on the Ceiling Profit Rate as stated in the Letter of Offer.

(c)	The Bank shall grant rebate under the Shariah principle of /bra’ at any particular interval as determined by the Bank in the manner as stated under Clause 1.6.

(d)	The Effective Profit Rate is as stated in the Letter of Offer.

2.4.7	Payment by the Customer of the Bank’s Sale Price

(a)	The Customer undertakes to the Bank to pay all due payment in accordance with the Effective Profit Rate upon expiry of the Profit Period.

(b)	Notwithstanding the above, due payment of the Facility Amount utilised maybe extended for another Profit Period upon written request by the Customer subject always to the payment of due profit amount and at the discretion of the Bank.

(c)	If any payment would otherwise be due on a day which is not a Business Day, it shall be due on the next succeeding Business Day or, if that Business Day falls in the following month, the preceding Business Day.

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(d)	Unless otherwise agreed by the Bank, the Customer authorises the Bank that upon expiry of Profit Period of each disbursement, the payment of the due payment shall be effected by way of the Bank debiting the Designated Current Account for a sum equivalent to the total disbursement amount plus profit (for a fixed rate basis).

2.4.8	Payment by Bank (Disbursement of IF-i Facility)

(a)	The IF-i Facility shall be made available by the Bank for utilisation into the Designated Current Account of the Customer or into any other account of the Customer with the Bank or in such manner as may be determined by the Bank.

(b)	The utilisation of such amount from the Designated Current Account shall be effected from time to time by submission of the relevant application form by the Customer to the Bank or by such other modes as acceptable to the Bank.

(c)	The availability of the IF-i Facility in the Designated Current Account in the above stated manner by the Bank shall be deemed to be effective payment to or for the benefit of the Customer.

(d)	The utilisation of the IF-i Facility is subject always to the fulfilment of all conditions for disbursement as set out by the Bank including but not limited to the perfection of all Security Documents.

(e)	Relevant application form shall be duly completed and submitted to the Bank prior to any disbursement.

(f)	The Facility shall be on fixed rate basis, where the profit amount shall be paid by the Customer upon expiry of the Profit Period.

2.4.9	Renewal of IF-i Facility

(a)	The IF-i Facility is granted conditional upon the Customer conducting its account with the Bank satisfactorily at all times.

(b)	The Bank may at its discretion grant a renewal of the IF-i Facility subject to the new Facility Tenure and upon such terms and conditions as may be deemed fit by the Bank.

(c)	If the Bank agrees to renew the IF-i Facility and in absence of any notice to the contrary from the Customer, the Bank may proceed to renew the IF-i Facility in accordance with the Bank’s operating procedures and in compliance with Shariah principles.

(d)	On such renewal, all proceeds of the renewed IF-i Facility shall first be applied towards the payment of all amounts then outstanding and due to the Bank under the existing IF-i Facility without further notice or demand to the Customer.

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(e)	Any renewal, once approved by the Bank, shall be affected by way of the Customer or its agent and the Bank executing the relevant documentation as required by the Bank including the execution of the Asset Sale Agreement in the format as set out in Eighth Schedule hereto or any other format as determined by the Bank from time to time.

2.4.10	Specific Terms & Conditions for IF-i Facility

The Bank may from time to time verify the validity of the Customer’s invoices and transport documents which may include direct confirmation from the Customer’s counterparties (local suppliers/buyers) either verbally or in writing, visits and/or such other method as the Bank deems necessary.

2.5	Letter of Credit-i Facility

2.5.1	Facility Amount

Subject to the provisions of this Agreement, the Bank shall provide the LC-i Facility in the amount as stated in the Letter of Offer.

2.5.2	Purpose

The LC-i Facility shall be utilised by the Customer for the purpose set out in the Letter of Offer.

2.5.3	Facility Tenure

Each LC-i shall have a Facility Tenure not exceeding the period stated in the Letter of Offer.

2.5.4	Availability Period

The LC-i Facility shall be available for utilisation by the Bank upon fulfilment of the Conditions Precedent or such other terms as determined by the Bank but subject always to the Bank’s review from time to time.

2.5.5	Nature and mechanism of LC-i Facility

The parties agree that the LC-i Facility has been structured based on the Shariah principle of Wakalah depending on the needs and requirements of the Customer, the nature and mechanism of which are as set out in the Second Schedule.

2.5.6	Terms and Conditions

(a)	Any request to issue a LC-i shall be made on and in accordance with the Bank’s standard terms and conditions from time to time applicable to the issue of LC-i.

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(b)	Purchases/imports of Goods utilizing the LC-i Facility shall be based on the Wakalah concept whereby the Bank shall act as payment agent / collecting agent through the issuance of LC-i to the beneficiary or seller/exporter.

2.5.7	Commission

(a)	On the opening of a LC-i, the Customer shall pay to the Bank commission at the rate as stipulated in the Letter of Offer, subject to any minimum amount imposed by the Bank in the Letter of Offer, from time to time on the principal amount of such LC-i calculated for each month or part thereof of the validity of the LC-i.

(b)	The above commission or charges may be varied at any time at the Bank’s discretion.

2.5.8	Payment on Demand

Notwithstanding the above prov1s1ons, the Customer shall forthwith upon receipt of a notice or demand by the Bank pay to the Bank the LC-i amount or such amount claimed by the beneficiary of the LC-i notwithstanding that :-

(a)	the said monies may not have been properly due under the LC-i whether because the corresponding sum was not properly due to the beneficiary or for any other reason; or

(b)	the LC-i or any provision thereof is void, voidable or invalid or is not enforceable against the Bank for any reason whatsoever, whether known to the Bank or not;

failing which the Bank shall be entitled to exercise all its rights and remedies provided by law and in this Agreement and the other Security Documents including cancellation of the LC-i Facility.

2.6	Trust Receipt-i Facility

2.6.1	Facility Amount

Subject to the provisions of this Agreement, the Bank shall provide the TR-i Facility in the amount as stated in the Letter of Offer.

2.6.2	Purpose

The TR-i Facility shall be utilised by the Customer for the purpose set out in the Letter of Offer.

2.6.3	Facility Tenure

Each TR-i shall have a Facility Tenure or maturity period not exceeding the period stated in the Letter of Offer.

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2.6.4	Availability Period

The TR-i Facility shall be available for utilisation by the Bank upon fulfilment of the Conditions Precedent or such other terms as determined by the Bank but subject always to the Bank’s review from time to time.

2.6.5	Nature and mechanism of TR-i Facility

The parties agree that the TR-i Facility has been structured based on the Shariah principle of Murabahah depending on the needs and requirements of the Customer, the nature and mechanism of which are as set out in the Second Schedule.

2.6.6	Trade Finance Contract Note Sale Price and/or Indebtedness and/or Financing Rate

(a)	The Trade Finance Contract Note Sale Price will be calculated based on the Financing Rate or profit rate as stated in the Letter of Offer.

(b)	Upon maturity of a TR-i, the Customer shall pay to the Bank Trade Finance Contract Note Sale Price which is equivalent to the principal amount advanced, paid or otherwise made available by the Bank under or in respect of such TR-i together with profit thereon at the Financing Rate or profit rate stated under sub-clause (a) above.

2.6.7	Payment on Demand

Notwithstanding the above prov1s1ons, the Customer shall forthwith upon receipt of a notice or demand by the Bank pay to the Bank the Trade Finance Contract Note Sale Price or such amount claimed by the beneficiary of the TR-i notwithstanding that :-

(a)	the said monies may not have been properly due under the TR-i whether because the corresponding sum was not properly due to the beneficiary or for any other reason; or

(b)	the TR-i or any of its provision is void, voidable or invalid or is not enforceable against the Bank for any reason whatsoever, whether known to the Bank or not;

failing which the Bank shall be entitled to exercise all its rights and remedies provided by law and in this Agreement and the other Security Documents including cancellation of the TR-i Facility granted in this Agreement.

2.6.8	Requirements

The Goods financed by the Bank under the TR-i shall be adequately insured/covered against fire and a copy of the insurance/takaful policy showing the Bank endorsed on such policy as mortgagee shall be delivered to and retained by the Bank. Where the Goods are already insured/covered by a master insurance policy/takaful plan (“Master Insurance Policy/Takaful Plan”), the Customer shall notify and confirm to the Bank that the Master Insurance Policy/Takaful Plan provides for coverage for the Goods financed by the Bank and a copy of the Master Insurance Policy/Takaful Plan shall be delivered to and retained by the Bank.

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2.6.9	Late Payment Charge

The Bank may impose a late payment charge at the prevailing Islamic Interbank Money Market (IIMM) rate on any overdue lump-sum payment.

2.7	Accepted Bills-i Facility

2.7.1	Facility Amount

Subject to the provisions of this Agreement, the Bank shall provide the AB-i Facility in the amount as stated in the Letter of Offer.

2.7.2	Purpose

The AB-i Facility shall be utilised by the Customer for the purpose set out in the Letter of Offer.

2.7.3	Facility Tenure

Each AB-i shall have a Facility Tenure not exceeding the period stated in the Letter of Offer.

2.7.4	Availability Period

The AB-i Facility shall be available for utilisation by the Bank upon fulfilment of the Conditions Precedent or such other terms as determined by the Bank but subject always to the Bank’s review from time to time.

2.7.5	Nature and mechanism of AB-i Facility

The parties agree that the AB-i Facility has been structured based on the Shariah principles of Murabahah and/or Bai’ AI-Dayn depending on the needs and requirements of the Customer, the nature and mechanism of which are as set out in the Second Schedule.

2.7.6	AB-i Amount and Commission

(a)	The Customer shall pay acceptance commission in respect of each AB-i accepted pursuant to the AB-i Facility at the rate as stated in the Letter of Offer and shall be paid to the Bank on the date of acceptance of that AB-i. Any commission so payable shall be paid by the Customer and unless so paid shall be deducted from the amount payable by the Bank to the Customer in respect of that AB-i.

(b)	The AB-i Amount is specified in or based on the rate as stated in the Letter of Offer.

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2.7.7	Payment on Demand

Notwithstanding the above prov1s1ons, the Customer shall forthwith upon receipt of a notice or demand by the Bank pay to the Bank the AB-i amount or such amount claimed by the beneficiary of the AB-i, notwithstanding that:-

(a)	the said monies may not have been properly due under the AB-i whether because the corresponding sum was not properly due to the beneficiary or for any other reason; or

(b)	the AB-i or any of its provision is void, voidable or invalid or is not enforceable against the Bank for any reason whatsoever, whether known to the Bank or not;

failing which the Bank shall be entitled to exercise all its rights and remedies provided by law and in this Agreement and the other Security Documents including cancellation of the Facility granted in this Agreement.

2.7.8	Specific Terms and Conditions

(a)	The operation of the AB-i shall be governed strictly by the guidelines issued by BNM as revised from time to time.

(b)	Purchase/imports of Goods utilising the AB-i Facility shall be based on the Murabahah concept whereby the Customer shall be appointed as the purchasing agent for the Bank. The required Goods would be imported/purchased by the Customer on behalf of the Bank and the Bank would then sell the Goods at a price which is inclusive of the Profit Margin and the Customer shall be granted deferred payment terms.

(c)	Where applicable, sales/exports of Goods utilising the AB-i Facility will be financed based on Bai’ AI-Dayn concept whereby the Customer will sell its debt receivable to the Bank at a price to be agreed upon between both parties. The Bank’s purchase price less other charges will be credited to the Customer’s account.

2.7.9	Late Payment Charge

The Bank may impose a late payment charge at the prevailing Islamic Interbank Money Market (IIMM) rate on any overdue lump-sum payment.

2.8	Bank Guarantee-i Facility

2.8.1	Facility Amount

Subject to the provisions of this Agreement, the Bank shall provide the BG-i Facility in the amount as stated in the Letter of Offer.

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2.8.2	Purpose

The BG-i Facility shall be utilised by the Customer for the purpose set out in the Letter of Offer.

2.8.3	Nature and mechanism of BG-i Facility

The parties agree that the BG-i Facility has been structured based on the Shariah principle of Kafalah whereby upon the request of the Customer, a bank guarantee will be issued by the Bank to pay to the identified beneficiary or third party an agreed sum if the Customer fails or defaults in fulfilment of the Customer’s obligations under the terms and conditions of the relevant contract or agreement with such identified beneficiary or third party.

2.8.4	Availability Period

The BG-i Facility shall be available for utilisation by the Bank upon fulfilment of the Conditions Precedent or such other terms as determined by the Bank but subject always to the Bank’s review from time to time.

2.8.5	Terms and Conditions

Any request to issue a BG-i shall be made on and in accordance with the Bank’s standard terms and conditions from time to time applicable to the issue of bank guarantees.

2.8.6	Payment on Demand

Notwithstanding the above prov1s1ons, the Customer shall forthwith upon receipt of a notice or demand by the Bank pay to the Bank the BG-i amount or such amount claimed by the beneficiary of the BG-i, notwithstanding that:-

(a)	the said monies may not have been properly due under the BG-i whether because the corresponding sum was not properly due to the beneficiary or for any other reason; or

(b)	the BG-i or any provision thereof is void, voidable or invalid or is not enforceable against the Bank for any reason whatsoever, whether known to the Bank or not;

failing which the Bank shall be entitled to exercise all its rights and remedies provided by law and in this Agreement and the other Security Documents including cancellation of the Facility granted herein.

2.8.7	Commission

(a)	The Customer shall pay to the Bank commission at the rate stated in the Letter of Offer, subject to any minimum amount imposed by the Bank in the Letter of Offer, for the full liability period of each BG-i issued including the claims period under such BG-i, such payment to be made in advance upon issuance or renewal of the BG-i.

(b)	The above commission or charges may be varied at any time at the Bank’s discretion.

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2.8.8	Tenure

The issuance of the BG-i shall be at the discretion of the Bank. Each BG-i shall not exceed the maximum tenure from the date of its issue as may be imposed by the Bank from time to time.

2.8.9	Payment by Bank

(a)	The Bank shall at all times be entitled to make any payment under any BG-i issued for which a demand has been made without further investigation or enquiry and need not concern itself with the propriety of any claim made by the Customer or any other third party or that the Bank was or might have been justified in refusing payment, in whole or in part, of the amount so demanded.

(b)	The Bank shall not in any circumstances whatsoever be liable to the Customer in respect of any loss or damage suffered by the Customer in consequence of the Bank making a payment under a BG-i.

2.8.10	Indemnity

The Customer unconditionally and irrevocably undertakes, as a continuing obligation, to keep the Bank fully indemnified on demand from and against any payment made under any BG-i issued by the Bank and any expense, loss, damage or liability which Bank may incur under or in connection with that BG-i.

2.8.11	Customer’s Liabilities

(a)	The liabilities and obligations of the Customer under this clause shall remain in force notwithstanding any act, omission, neglect, event or matter whatsoever, except the full, prompt and complete performance of all the provisions of this clause, including the proper and valid payment of all amounts that may become due to the Bank under this Agreement and until the Bank has been discharged from all its liabilities and obligations under all the BG-i.

(b)	Any discharge or release to the Customer and any composition or arrangement which the Customer may effect with the Bank shall be deemed to be made subject to the condition that it will be void if payment or security which the Bank may previously have received or may thereafter receive is set aside under any applicable law or proves to have been for any reason invalid.

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2.8.12	Late Payment Charge

The Bank may impose a late payment charge at the prevailing Islamic Interbank Money Market (IIMM) rate on any overdue lump-sum payment.

2.9	Export Credit Refinancing-i Facility

2.9.1	Facility Amount

Subject to the provisions of this Agreement, the Bank shall provide the ECR-i Pre/Post Shipment Facility in the amount as stated in the Letter of Offer.

2.9.2	Purpose

The ECR-i Facility shall be utilised by the Customer for the purpose set out in the Letter of Offer.

2.9.3	Facility Tenure

Each ECR-1 advances shall have a Facility Tenure not exceeding the period stated in the Letter of Offer.

2.9.4	Availability Period

The ECR-i Facility shall be available for utilisation by the Bank upon fulfilment of the Conditions Precedent or such other terms as determined by the Bank but subject always to the Bank’s review from time to time.

2.9.5	Nature and mechanism of ECR-i Facility

The parties agree that the ECR-i Facility has been structured based on the Shariah principle of Murabahah and/or Bai’ AI-Dayn depending on the needs and requirements of the Customer, the nature and mechanism of which are as set out in the Second Schedule.

2.9.6	Payment

Notwithstanding the Bank’s right to forthwith demand payment of the ECR-i Facility, each ECR-i advances shall be payable by the Customer in full on such date as the Bank may agree but not being later than the period set out in the Letter of Offer in the case of pre-shipment finance or the period set out in the Letter of Offer the case of post-shipment finance.

2.9.7	Financing Rate

(a)	The Customer shall pay to the Bank the Financing Rate as determined by the Bank to be the aggregate of (a) the rate per annum set out in the Letter of Offer and (b) rate from time to time quoted by Export-Import Bank of Malaysia Berhad (“EXIM Bank”) for business of this nature subject always to prevailing guidelines issued by EXIM Bank in respect thereof from time to time provided that:

(i)	in respect of ECR-i advances utilised for pre-shipment financing, payment of the aforesaid Financing Rate shall be paid at monthly intervals after the date on which an ECR-i advance was made and on the date which such ECR-i advance is to be paid; and

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(ii)	in respect of ECR-i advances utilised for post-shipment financing, the aforesaid Financing Rate shall be deducted from the principal amount of the relevant ECR-i advance.

(b)	The above Financing Rate may be varied at any time at the Bank’s discretion.

2.9.8	Specific Terms and Conditions

(a)	The ECR-i Facility shall be available subject to and in accordance with the guidelines laid down by Export-Import Bank of Malaysia Berhad (“EXIM Bank”) (“ECR-i Guideline”), or such guidelines as may be varied from time to time.

(b)	Purchase/imports of Goods utilizing the ECR-i Pre-Shipment Facility shall be based on the Murabahah concept whereby the Customer shall be appointed as the purchasing agent for the Bank. The required Goods would be imported/purchased by the Customer on behalf of the Bank and the Bank would then sell the Goods at a price which is inclusive of the Financing Rate calculated based on the EXIM Bank rate and as stated in the Letter of Offer and the Customer shall be granted deferred payment terms.

(c)	Where applicable, sales/exports of Goods utilizing the ECR-i Post-Shipment Facility will be financed based on Bai’ AI-Dayn concept whereby the Customer will sell its debt receivable to the Bank at a price to be agreed upon between both parties. The Bank’s purchase price less other charges will be credited to the Customer’s account.

(d)	In the event of non-performance (as per relevant provisions in the ECR-i Guideline), the Customer shall pay the Bank the outstanding Facility Amount together with the profit margin and shall bear the late payment charges determined/imposed by EXIM Bank and the ECR-i Guideline. For the purpose of this provision, “non-performance” means any failure or delay in the shipment of the Goods or a shortfall in the amount shipped (being Goods in respect of which financing had been granted under pre-shipment financing) and the determination by the Bank of such non-performance shall be final and conclusive.

2.9.9	Late Payment Charge

(a)	The Bank may impose a late payment charge at the prevailing Islamic Interbank Money Market (IIMM) rate on any overdue lump-sum payment.

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(b)	The outstanding ECR-i amount, the Financing Rate as stated under Clause 2.9.7(a) and EXIM Bank late payment charge at the rate as determined or imposed by EXIM Bank and the Bank on the daily outstanding drawdown amount of the ECR-i Facility commencing from the date of the first drawdown shall be charged on non-performance in accordance with the guidelines of EXIM Bank as amended from time to time.

2.10	Domestic Bills Exchanged Purchased-i Facility

2.10.1	Facility Amount

Subject to the provisions of this Agreement, the Bank shall provide the DBEP-i Facility in the amount as stated in the Letter of Offer.

2.10.2	Purpose

The DBEP-i Facility shall be utilised by the Customer for the purpose set out in the Letter of Offer.

2.10.3	Facility Tenure

Each bill to be purchased under the DBEP-i Facility shall have a Facility Tenure not exceeding the period stated in the Letter of Offer.

2.10.4	Availability Period

The DBEP-i Facility shall be available for utilisation by the Bank upon fulfilment of the Conditions Precedent or such other terms as determined by the Bank but subject always to the Bank’s review from time to time.

2.10.5	Nature and mechanism of DBEP-i Facility

The parties agree that the DBEP-i Facility has been structured based on the Shariah principle of Bai a/-Oayn depending on the needs and requirements of the Customer, the nature and mechanism of which are as set out in the Second Schedule.

2.10.6	Commission

The Customer shall upon the purchase of any bill pay to the Bank commission at the prevailing rate or rates stipulated by the Bank for the time being under the Letter of Offer and from time to time.

2.10.7	Financing Rate

(a)	The Customer shall pay to the Bank the Financing Rate or other approved rates as specified under the Letter of Offer from the date of purchase of the bill to the date of payment by the issuing financial institution of such bill.

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(b)	Financing Rate or other approved rates as the case may be shall be determined on the date of the financing.

(c)	The above Financing Rate commission or charges may be varied at any time at the Bank’s discretion.

2.10.8	Late Payment Charge

The Bank may impose a late payment charge at the prevailing Islamic Interbank Money Market (IIMM) rate on any overdue lump-sum payment.

2.11	Foreign Bills Exchanged Purchased-i Facility

2.11.1	Facility Amount

Subject to the provisions of this Agreement, the Bank shall provide the FBEP-i Facility in the amount as stated in the Letter of Offer.

2.11.2	Purpose

The FBEP-i Facility shall be utilised by the Customer for the purpose set out in the Letter of Offer.

2.11.3	Facility Tenure

Each bill to be purchased under the FBEP-i Facility shall have a Facility Tenure not exceeding the period stated in the Letter of Offer.

2.11.4	Availability Period

The FBEP-i Facility shall be available for utilisation by the Bank upon fulfilment of the Conditions Precedent or such other terms as determined by the Bank but subject always to the Bank’s review from time to time.

2.11.5	Nature and mechanism of FBEP-i Facility

The parties agree that the FBEP-i Facility has been structured based on the Shariah principle of Bai a/-Dayn depending on the needs and requirements of the Customer, the nature and mechanism of which are as set out in the Second Schedule.

2.11.6	Commission

The Customer shall upon the purchase of any bill pay to the Bank commission at the prevailing rate or rates stipulated by the Bank for the time being under the Letter of Offer and from time to time.

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2.11.7	Financing Rate

(a)	The Customer shall pay to the Bank the Financing Rate or other approved rates as specified under the Letter of Offer at the prevailing Foreign Centre Rate.

(b)	The aforesaid Foreign Centre Rate shall be determined on the date of the financing.

(c)	The above Financing Rate commission or charges may be varied at any time at the Bank’s discretion.

2.11.8	Late Payment Charge

The Bank may impose a late payment charge at the prevailing Islamic Interbank Money Market (IIMM) rate on any overdue lump-sum payment.

2.12	Shipping Guarantee-i Facility

2.12.1	Amount

Subject to the provisions of this Agreement, the Bank shall provide the SG-i Facility in the amount as stated in the Letter of Offer.

2.12.2	Purpose

The SG-i Facility shall be utilised by the Customer for the purpose set out in the Letter of Offer.

2.12.3	Availability Period

The SG-i Facility shall be available for utilisation by the Bank upon fulfilment of the Conditions Precedent or such other terms as determined by the Bank but subject always to the Bank’s review from time to time.

2.12.4	Nature and mechanism of SG-i Facility

The parties agree that the SG-i Facility has been structured based on the Shariah principle of Kafalah whereby upon the request of the Customer, a shipping guarantee will be issued by the Bank to a shipping company on the instruction of the Customer to take delivery of Goods from the shipping company (or its agent) pending receipt of the bill of lading relating to the shipment. The shipping guarantee is to guarantee the Customer’s liability if the Customer fails or defaults in fulfilment of the Customer’s obligations.

2.12.5	Terms and Conditions

Any request to issue a SG-i shall be made on and in accordance with the Bank’s standard terms and conditions from time to time applicable to the issue of shipping guarantees.

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2.12.6	Commission

(a)	Commission at the rate as stated in the Letter of Offer, shall be payable upon issuance of each SG-i and the commission shall be charged on the invoice value of each SG-i issued.

(b)	In the event that any SG-i shall not be returned to the Bank for cancellation within a specified period stated in the Letter of Offer from the date of issue of each SG-i, the Bank shall be entitled to charge, and the Customer shall pay to the Bank additional commission at the rate as stated in the Letter of Offer, on the invoice value up to the date the SG-i is returned to the Bank or on receipt of notification from the beneficiary of the SG-i that the Bank is no longer liable under the said SG-i.

(c)	The above commission or charges may be varied at any time at the Bank’s discretion.

2.12.7	Payment by Bank

(a)	The Bank shall at all times be entitled to make any payment under any SG-i issued for which a demand has been made without further investigation or enquiry and need not concern itself with the propriety of any claim made by the Customer or any other third party.

(b)	The Bank shall not in any circumstances whatsoever be liable to the Customer in respect of any loss or damage suffered by the Customer in consequence of the Bank making a payment under a SG-i.

2.12.8	Payment on Demand

Notwithstanding the above prov1s1ons, the Customer shall forthwith upon receipt of a notice or demand by the Bank pay to the Bank the SG-i amount or such amount claimed by the beneficiary of the SG-i notwithstanding that:-

(a)	the said monies may not have been properly due under the SG-i whether because the corresponding sum was not properly due to the beneficiary or for any other reason; or

(b)	the SG-i or any provision thereof is void, voidable or invalid or is not enforceable against the Bank for any reason whatsoever, whether known to the Bank or not;

failing which the Bank shall be entitled to exercise all its rights and remedies provided by law and in this Agreement and the other Security Documents including cancellation of the SG-i Facility.

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2.12.9	Indemnity

The Customer unconditionally and irrevocably undertakes, as a continuing obligation, to keep the Bank fully indemnified on demand from and against any payment made under any SG-i issued by the Bank and any expense, loss, damage or liability which the Bank may incur under or in connection with that SG-i.

2.12.10	Customer’s Liabilities

(a)	The liabilities and obligations of the Customer under this clause shall remain in force notwithstanding any act, omission, neglect, event or matter whatsoever, except the full, prompt and complete performance of all the provisions of this clause, including the proper and valid payment of all amounts that may become due to the Bank under this Agreement and until the Bank has been discharged from all its liabilities and obligations under all the SG-i.

(b)	Any discharge or release to the Customer and any composition or arrangement which the Customer may effect with the Bank shall be deemed to be made subject to the condition that it will be void if any payment or security which the Bank may previously have received or may thereafter receive is set aside under any applicable law or proves to have been for any reason invalid.

2.12.11	Late Payment Charge

The Bank may impose a late payment charge at the prevailing Islamic Interbank Money Market (IIMM) rate on any overdue lump-sum payment.

2.13	Standby Letter of Credit-i Facility

2.13.1	Facility Amount

Subject to the provisions of this Agreement, the Bank shall provide the SBLC-i Facility in the amount as stated in the Letter of Offer.

2.13.2	Purpose

The SBLC-i Facility shall be utilised by the Customer for the purpose set out in the Letter of Offer.

2.13.3	Facility Tenure

Each SBLC-i shall have a Facility Tenure not exceeding the period stated in the Letter of Offer.

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2.13.4	Availability Period

The SBLC-i Facility shall be available for utilisation by the Bank upon fulfilment of the Conditions Precedent or such other terms as determined by the Bank but subject always to the Bank’s review from time to time.

2.13.5	Nature and mechanism of SBLC-i Facility

The parties agree that the SBLC-i Facility has been structured based on the Shariah principle of Kafalah whereby upon the request of the Customer, the Bank will issue an SBLC-i on behalf of the Customer to provide assurance of his ability to perform under the terms of a contract between the Customer and the beneficiary. Once issued, the Bank must honour the terms and conditions of the SBLC-i if the beneficiary presents documents called for under the SBLC-i such as draft (bill of exchange) or written demand for payment that strictly comply with the terms and conditions of the SBLC-i.

2.13.6	Specific Terms and Conditions

(a)	Any request to issue a SBLC-i shall be made on and in accordance with the Bank’s standard terms and conditions from time to time applicable to the issue of SBLC-i.

(b)	SBLC-i is governed by international rules such as Uniform Custom & Practice (UCP600) and International Standby Practices (ISP98).

2.13.7	Commission

(a)	On the opening of a SBLC-i, the Customer shall pay to the Bank commission at the rate as stipulated in the Letter of Offer, subject to any minimum amount imposed by the Bank in the Letter of Offer, from time to time on the principal amount of such SBLC-i calculated for each month or part thereof of the validity of the SBLC-i.

(b)	The above commission or charges may be varied at any time at the Bank’s discretion.

2.13.8	Payment on Demand

Notwithstanding the above provisions, the Customer shall forthwith upon receipt of a notice or demand by the Bank pay to the Bank the SBLC-i amount or such amount claimed by the beneficiary of the SBLC-i notwithstanding that:-

(a)	the said monies may not have been properly due under the SBLC-i whether because the corresponding sum was not properly due to the beneficiary or for any other reason; or

(b)	the SBLC-i or any provision thereof is void, voidable or invalid or is not enforceable against the Bank for any reason whatsoever, whether known to the Bank or not;

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failing which the Bank shall be entitled to exercise all its rights and remedies provided by law and in this Agreement and the other Security Documents including cancellation of the SBLC-i Facility.

2.13.9	Late Payment Charge

The Bank may impose a late payment charge at the prevailing Islamic Interbank Money Market (IIMM) rate on any overdue lump-sum payment.

2.14	Promissory Foreign Exchange-i Facility

2.14.1	Facility Amount

Subject to the provisions of this Agreement, the Bank shall provide the PFX-i Facility in the amount as stated in the Letter of Offer.

2.14.2	Purpose

The PFX-i Facility shall be utilised by the Customer for the purpose set out in the Letter of Offer.

2.14.3	Facility Tenure

The PFX-i shall have a Facility Tenure not exceeding the period stated in the Letter of Offer.

2.14.4	Availability Period

The PFX-i Facility shall be available for utilisation by the Bank upon fulfilment of the Conditions Precedent or such other terms as determined by the Bank but subject always to the Bank’s review from time to time.

2.14.5	Nature and mechanism of PFX-i Facility

In facilitating PFX-i Facility, upon the Customer’s execution of a promise (Wa’d) in favour of the bank to enter into an Islamic foreign exchange contract (FX-i) with the Bank, the Bank will upon such promise (Wa’d) issue a confirmation (“Confirmation”) to confirm the promise (Wa’d) made by the Customer to enter into FX-i and stipulate the terms of FX-i.

2.14.6	Specific Terms and Conditions

(a)	Utilisation of the PFX-i Facility shall be subject to the provisions of the IFSA 2013.

(b)	The PFX-i Facility shall subject to the PFX-i terms and conditions as set out in the Letter of Offer.

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2.15	Onshore Foreign Currency Financing-i Facility

2.15.1	Facility Amount

Subject to the provisions of this Agreement, the Bank shall provide the OFCF i Facility in the amount as stated in the Letter of Offer.

2.15.2	Purpose

The OFCF-i Facility shall be utilised by the Customer for the purpose set out in the Letter of Offer.

2.15.3	Facility Tenure

The OFCF-i Facility shall have a Facility Tenure not exceeding the period stated in the Letter of Offer.

2.15.4	Availability Period

The OFCF-i Facility shall be available for utilisation by the Bank upon fulfilment of the Conditions Precedent or such other terms as determined by the Bank but subject always to the Bank’s review from time to time.

2.15.5	Nature and mechanism of OFCF-i Facility

The parties agree that the OFCF-i Facility has been structured based on the Shariah principle of Murabahah and/or Bai al-Dayn depending on the needs and requirements of the Customer, the nature and mechanism of which are as set out in the Second Schedule.

2.15.6	Late Payment Charge

The Bank may impose a late payment charge at the prevailing Islamic Interbank Money Market (IIMM) rate on any overdue lump-sum payment.

2.15.7	Specific Terms and Conditions

The OFCF-i Facility shall subject to the OFCF-i terms and conditions as set out in the Letter of Offer.

3.	VARIATION, REVIEW, CANCELLATION AND DEMANDS IN RELATION TO THE TRADE FACILITIES

3.1	Variation of Commission, Financing Rate and/or Charges

Notwithstanding the provisions relating to commission, Financing Rate and other banking charges as herein provided, subject to compliance with Shariah principles, the Bank shall be entitled at any time upon expiry of the relevant tenure for the relevant Facility or upon each utilisation under the relevant Facility, to vary at its discretion the following:-

(a)	the Financing Rate and/or rate of commission of the Facility by variation of the margin or (where applicable) the Cost of Funds/Base Financing Rate or both;

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(b)	the manner method and/or mode of determining such rate of commission and/or Financing Rate; and

(c)	the other discounts, banking charges, fees and any other levies.

3.2	Effective Date of Variation

(a)	Where variation in the manner aforesaid occurs, the amended or new rate of commission, Financing Rate or charges shall be payable from the date such amended or new commission, Financing Rate or charges is imposed or takes effect.

(b)	The Bank shall give notice of the variation aforesaid to the Customer but failure by the Bank to give notice shall not prejudice or have the effect of invalidating any such variation.

3.3	Review

(a)	Notwithstanding and without prejudice to anything in this Agreement, the Bank may review the Facility from time to time or at any time as the Bank may in its discretion deem fit and after such review, shall be entitled at its discretion to determine, cancel or renew the Facility or to modify the terms and conditions for making available the Facility and the Customer expressly consents to any such review, determination, cancellation or renewal. If the Bank cancels or terminates the Facility, all Indebtedness outstanding under the Facility shall become immediately due and payable without further notice and demand to the Customer.

(b)	Any decision by the Bank not to conduct any review or any failure, omission or delay on the part of the Bank to conduct such review shall not be construed as a waiver of the Bank’s rights nor prejudice the Bank’s right to recover all Indebtedness outstanding under the Facility.

3.4	Cancellation and Demands

Notwithstanding any other provisions of this Agreement relating to the availability of the Facility or any parts of them, the Bank shall be entitled, at its discretion without assigning any reason thereto; to:

(a)	cancel any Facility; and/or

(b)	demand payment of any Indebtedness,

in each case by the Bank giving to the Customer written notice of the cancellation or demand, whereupon the Facility shall be cancelled and the Indebtedness shall be payable forthwith upon demand.

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4.	THE RIGHTS OF BANK

The Bank has the right at its discretion to do the following at any time whatsoever whether or not the Facility under this Agreement has been disbursed or utilised:-

(a)	Review the Facility at any time and from time to time irrespective of whether or not an Event of Default stipulated in this Agreement has occurred and any review, if conducted, shall be in the manner determined solely by the Bank. The Bank shall allow utilisation or disbursement of the Facility or part of it subject to satisfactory review. Any delay or omission to conduct a review shall not be construed as a waiver of the Bank’s right to review nor prejudice the Bank’s right to recover all monies due and payable.

(b)	At any time and notwithstanding that the facility and/or security documentation has been completed, to withdraw or not make available the Facility or any part of it upon the happening of any event which in the Bank’s opinion would affect in any way the Customer’s financial position and/or hinder the carrying on of the Customer’s business affairs in accordance with sound financial, industrial or commercial standards and practices and/or would jeopardise the Bank’s security position and/or which is a default in respect of any of the requirements of the Bank’s whatsoever at any time and from time to time and the decision of the Bank shall be final and conclusive. The Bank has the discretion to decide on the implementation of this condition (whenever deemed applicable).

(c)	Notwithstanding the facility and/or security documentation has been duly approved, accepted and/or completed, the Bank has the right and discretion not to release or make available the Facility or any part thereof or to withdraw, terminate and/or recall the Facility) and the operating account(s) for the Facility therein granted to the Customer immediately upon the Bank becoming aware that the Customer and/or Security Party is/are or has/have been investigated or is/are alleged to be involved and/or had committed any illegal activities or criminal offences of any nature whatsoever or will be or have been allegedly subjected to any criminal prosecution and/or conviction and/or any security in respect of the Facility held by the Bank is subjected to or at risk of freezing, seizure and forfeiture by the Government and/or other relevant authorities or regulatory bodies. In all events, the Bank’s decision shall be final and conclusive.

(d)	To withdraw the Facility in the event the terms and conditions of the sale and purchase agreement (SPA) if any, entered into between the Security Party and the vendor and/or proprietor and/or developer named therein for the purchase of the property being financed by the Bank are deemed to be unfavourable and not in the Bank’s interest. In the event the SPA has not been given to the Bank prior to issuance of the Facility Agreement, the Facility is/are subject to the Bank being satisfied with the terms of the SPA upon it being forwarded to the Bank.

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(e)	The Bank shall have the discretion to request for supporting documentary evidences of payment of the differential sum between the SPA and the Facility amount including but not limited to photocopies of cheque drawn in favour of the vendor and/or its/his solicitors with the corresponding bank statements and/or copies of bank remittance advice when deemed necessary.

(f)	To suspend/freeze the operating account for the Facility granted at the Bank’s discretion.

5.	CONDITIONS PRECEDENT

(a)	The obligation of the Bank to make any disbursement of the Facility and/or make the Facility available to the Customer is subject to the fulfillment in the manner satisfactory to the Bank the conditions precedent as stated in the Letter of Offer and/or such conditions precedent and conditions for utilisation as set out in the Third Schedule hereto.

(b)	Pending the fulfillment in the manner satisfactory to the Bank of the conditions hereinbefore stipulated, the Bank may at its discretion terminate or cancel the Facility or any part thereof or suspend the utilisation of the Facility.

(c)	It is further expressly acknowledged and declared that the conditions precedent and conditions for utilisation are inserted for the sole benefit of the Bank and may therefore be waived wholly or in part by the Bank at the sole and discretion of the Bank without prejudicing the rights of the Bank under this Agreement, the Asset Sale Agreement (where applicable) and/or the Security Document and such waiver shall not prejudice the rights of the Bank from insisting on the Customer’s compliance with any such waived conditions precedent or conditions for utilisation at any subsequent time.

6.	REPRESENTATION AND WARRANTIES

6.1	By the Customer

The Customer represents and warrants to the Bank as follows:-

(a)	Status

the Customer is duly incorporated with limited liability under the laws of Malaysia and if the Customer is a sole proprietor or a partnership, the Customer represents that it has been duly incorporated and registered under the relevant laws, rules and regulations applicable to proprietors or partnerships, as the case may be;

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(b)	Powers and Authorisations

the memorandum and articles of association or constitution of the Customer and/or the Security Party (if body corporate) incorporate provisions which authorise, and all necessary corporate action has been taken to authorise, and all authorisations of any governmental or other authority have been duly and unconditionally obtained and are in full force and effect which are required to authorise, the Customer and/or the Security Party to own their assets, carry on their businesses as they are being conducted and execute, deliver and perform the transactions contemplated in the Letter of Offer, this Agreement, the Asset Sale Agreement (where applicable) and the Security Documents and their obligations specified therein and in accordance with their respective terms and each of the Letter of Offer and this Agreement constitutes legal, valid and binding obligations of the Customer and/or the Security Party enforceable in accordance with their respective terms and that there is no law or regulation or any order or decree of any governmental authority, agency or court to which the Customer and/or the Security Party are subject to which would be in conflict with or prevent the Customer and/or the Security Party from executing and delivering, and performing the transactions contemplated in the Letter of Offer, the Asset Sale Agreement (where applicable), this Agreement and/or the Security Documents.

(c)	Non Violation

neither the execution and delivery of the Letter of Offer, the Asset Sale Agreement (where applicable), this Agreement and the Security Documents nor the performance of any of the transactions contemplated in this Agreement does or will:

(i)	contravene or constitute a default under any provision contained in any agreement, instrument, law, regulation, judgment, order, decree, license, permit or consent by which the Customer or the Security Party or any of its/his assets is bound or affected; or

(ii)	cause any limitation on the Customer or the Security Party (if body corporate) or the powers of its directors, whether imposed by or contained in its memorandum and articles of association or constitution or in any other law, order, judgment, agreement, instrument or otherwise, to be exceeded;

(d)	Consents

no authorisation, approval, consent, license, exemption, registration, recording, filing or notarisation of this Agreement and no payment of any duty or tax and no other action whatsoever which has not been duly and unconditionally obtained, made or taken is necessary or desirable to ensure the validity or enforceability of the liabilities and obligations of the Customer or the Security Party or the rights of the Bank under this Agreement in accordance with their terms other than:-

(i)	payment of stamp duty on the Letter of Offer and this Agreement;

(ii)	where applicable, the registration of the charges created under the Security Documents pursuant to Section 352 of the Companies Act, 2016 of Malaysia;

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(iii)	where applicable, the registration of the power of attorney given to the Bank with the relevant High Court; and

(iv)	where applicable, the registration of the charge under the Security Documents with the relevant land registry;

(e)	Default

no event has occurred which constitutes, or which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute, a contravention of, or default under, any agreement or instrument to which the Customer or the Security Party or any of the Customer’s or the Security Party’s assets are bound or affected, being a contravention or default which might have a material adverse effect in relation to the Facility;

(f)	Litigation

no default in any agreement and no litigation, arbitration or administrative proceeding or claim which might by itself or together with any other such proceedings or claims either have a material adverse effect on its business, assets or condition or materially and adversely affect its ability to observe or perform its obligations under the Security Documents to which it is a party, is presently in progress or pending or, to the best of the knowledge of the Customer, threatened against the Customer or the Security Party or any of the Customer’s or the Security Party’s assets;

(g)	Tax liabilities

all necessary returns have been delivered by or on behalf of the Customer to the relevant taxation authorities and the Customer is not in default in the payment of any taxes of a material amount, and no material claim is being asserted with respect to taxes which is not disclosed in the financial statements referred to herein;

(h)	Financial statements

the latest audited financial statements (including the income statement and balance sheet) of the Customer have been prepared on a basis consistently applied in accordance with generally acceptable accounting principles in Malaysia and shall give a true and fair view of the results of its operations and the state of its affairs at that date, and in particular accurately disclose or reserve against all liabilities (actual or contingent) of the Customer as at such date and all material unrealised or anticipated losses from any commitment entered into by it and which existed on that date;

(i)	Material Change in Financial Condition

there has been no change to the Customer or the Security Party which has a material adverse effect on the Facility since the date of the financial year end in respect of which the financial statements referred to herein has been prepared;

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(j)	Security Interests

save and except for Security Interest created prior to the date of this Agreement and disclosed to the Bank, none of the assets (including the Goods) of the Customer is affected by any Security Interest, and the Customer is not a party to, nor is it or any of its assets (including the Goods) bound by, any order, agreement or instrument under which the Customer is, or in certain events may be, required to create, assume or permit to arise any Security Interest (other than created under the Security Documents);

(k)	Information

the information (be it in writing or otherwise) furnished by the Customer in connection with the Facility and this Agreement, the Asset Sale Agreement (where applicable) and/or the Security Documents do not contain any untrue statement or omit to state any fact the omission of which makes any statement therein, in the light of the circumstances under which they were made, inaccurate or misleading, and all expressions of expectation, intention, belief and opinion contained therein were honestly made on reasonable grounds after due and careful enquiry by the Customer and the Customer is not aware of any material facts or circumstances that have not been disclosed to the Bank which might, if disclosed, adversely affect the decision of a person considering whether or not to provide financing to the Customer;

(l)	Disclosure

the Customer has fully disclosed in writing to the Bank all facts relating to the Customer and the Security Party which the Customer knows or should reasonably know and which are material for disclosure to the Bank in the context of this Agreement and/or the Security Documents;

(m)	No change in the Customer

since the date the Customer first applied for the Facility, there has been no material alterations or changes in the constitution, condition and business or other affairs of the Customer which could or might adversely affect the ability of the Customer to perform its obligations under this Agreement, the Asset Sale Agreement (where applicable) and the Security Documents to which it is a party;

(n)	Assets and Title

the Customer is the legal and/or beneficial owner or has title to all its assets including the Goods;

(o)	Event of Default

no Event of Default has occurred and/or is continuing;

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(p)	Dissolution/Bankruptcy

the Customer and the Security Party (if a natural person) has not committed any act of bankruptcy, no step has been taken by the Customer or any Security Party (if body corporate) or their respective shareholders nor have any legal proceedings been started or threatened for the dissolution of the Customer or any Security Party or for the appointment of a receiver, trustee nominee, supervisor, judicial manager or similar officer of the Customer or any Security Party, their assets or any of them, and no demand under Section 466(1)(a) of the Companies Act, 2016 and no enquiry under Section 511(1) of the Companies Act, 2016 has been received by the Customer or any Security Party;

(q)	No arrangement or moratorium or judicial management

the Customer and any Security Party have not entered into or proposed to enter into any arrangement or composition (voluntary or otherwise) with any of its creditors or to be placed under judicial management and no resolution has been passed or application made for the Customer and/or any Security Party to be placed under judicial management, and no declaration has been made by any competent court or authority in respect of a moratorium on the payment of indebtedness or other suspension of payments generally.

(r)	Section 366 of the Companies Act, 2016

no step has been taken by the Customer or any Security Party (if body corporate), its creditors or any of its shareholders or any other person on its behalf nor have any legal proceedings or applications been started or threatened under Section 366 of the Companies Act, 2016 against the Customer or any Security Party;

(s)	No Immunity

the Customer or the Security Party are subject to civil and commercial law with regard to their respective obligations under this Agreement and the execution, delivery and performance of this Agreement constitute private and commercial acts rather than governmental or public acts and the Customer or any Security Party or any of their respective assets (including the Goods) do not enjoy any immunity on the grounds of sovereignty or otherwise in respect of their respective obligations under the Agreement;

(t)	Conduct of Business

the Customer and the Security Party (if body corporate) are conducting their business and operations in compliance with all applicable laws and regulations and all directives of governmental authorities having the force of law;

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(u)	Existing Agreements

the Customer and/or the Security Party has not defaulted in any agreement to which the Customer or the Security Party is a party or by which the Customer or the Security Party may be bound under any existing financing agreement or security documents with any other financial institution and/or bank;

(v)	Security Documents

all steps necessary or desirable to protect the Bank’s rights under the Security Documents have been duly taken by the Customer and the Security Party;

(w)	Illegal Business

the Customer and where applicable, each Security Party, does not carry out or implement any illegal, unethical, immoral or unconscionable business or other activities or may be contrary to Shariah principles or the social, economic and/or political environment in which it operates;

(x)	Environmental Laws

the Customer, and where applicable, each Security Party:

(i)	has not failed:

(aa)	to comply with any law, directive, regulation, request or requirement (in each case, whether or not having the force of law but, if not having the force of law, the compliance with which is in accordance with the general practice of persons to whom the directive, regulation, request or requirement is addressed) relating to environmental matters which is applicable to the Customer or such Security Party; and

(bb)	to obtain or maintain or comply with any permit, licence or any other approval required under any law, directive, regulation, request or requirement relating to environmental matters which, if not complied with or obtained or maintained, may adversely affect the Customer’s or such Security Party’s ability to perform and observe their respective obligations herein or under the Security Documents, as the case may be;

(ii)	has not become subject to any claims relating to any environmental matters which may adversely affect the Customer’s or such Security Party’s ability to perform and observe its/their respective obligations herein or under the Security Documents, as the case may be;

(iii)	has not received any notice of any claim relating to any liability arising under any laws, directive, regulation, request or requirement relating to environmental matters which may adversely affect the Customer’s or such Security Party’s ability to perform and observe its/their respective obligations herein or under the Security Documents, as the case may be; and

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(iv)	is not aware of any basis for any claim arising in relation to any environmental matters which may adversely affect the Customer’s or such Security Party’s ability to perform and observe its/their respective obligations under the Security Documents;

(y)	Takaful/Insurances

no event or circumstance has occurred, nor has there been any omission to disclose a fact which, in any such case, to the best of the Customer’s knowledge and belief after due enquiry would entitle any takaful company/insurer to avoid or reduce its liability under any of the Takaful/Insurances and all Takaful/Insurances required under the Security Documents to be effected by the Customer has been so effected and are valid and binding and in full force and effect and all contributions/ premiums due have been paid;

(z)	DCHEQS Guidelines

the Customer or any Security Party or the Customer’s or any Security Party’s account is not listed under the DCHEQS guidelines or otherwise for that matter designated as “special” under such guidelines;

(aa)	Guidelines on Credit Transaction and Exposures with Connected Parties for Islamic Banks none of the directors, managers, guarantors, agents or shareholders or employees of the Customer or the spouses, parents, children of such directors, guarantors, managers, agents, shareholders or employees are directors, officers or in any way otherwise connected with the Bank within the meaning of the Guidelines on Credit Transaction and Exposures with Connected Parties for Islamic Banks and/or of any replacement standards/guidelines/specifications/circulars issued pursuant to the Islamic Financial Services Act 2013;

(bb)	Exchange Control Rules

the Customer and/or the Security Party shall ensure strict compliance of the prevailing exchange control rules, regulation and guidelines and all conditions, requirements and laws which may be imposed by Bank Negara Malaysia and all other relevant regulatory bodies as may be imposed at any time and from time to time including that the Customer declares that the Customer is aware of all market and risks issues related to foreign currency transactions (including but not limited to the fact that foreign exchange factors can sometimes volatilised) and the Customer will take all necessary measures to protect the Bank’s interest in this regard and to provide all relevant undertakings and confirmations required by the Bank as and when requested.

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(cc)	Binding Obligation

this Agreement and each of the Security Documents constitute the legal, valid and binding obligation of the Customer enforceable in accordance with its terms and the obligations of the Customer hereunder and thereunder in respect of the payment of any payment due and payable by the Customer and other expenses and charges do not contravene any legislation or regulation binding on the Customer;

(dd)	Purpose

that the Facility is to be utilised solely for the Purpose as set out in the Letter of Offer; and

(ee)	Change in law

no extraordinary circumstances or change of law or other governmental action has occurred which shall make it improbable that the business of the Customer can be carried out or that the Customer will be able to perform its covenants and obligations to be performed under the Security Documents to which it is a party;

(ff)	Other representations

such other representations and warranties as set out in the Fourth Schedule hereto.

6.2	Warranties Pertaining to Contract (where applicable)

In addition to Clause 6.1 and not in derogation thereof, the Customer further represents and warrants to the Bank that:-

(a)	Validity and Enforceability

the Contract entered into or to be entered into by the Customer is or will be valid in all respects and is or will be binding upon and enforceable against each of the parties thereto;

(b)	Default

the Customer is not in default under the Contract;

(c)	Variation

the Contract has not been varied in any way and is in full force and effect; and

(d)	Security Interest

the Customer has not executed or created any Security Interest or purported Security Interest over the Contract and/or its proceeds in favour of any third party.

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6.3	Survival

The representations and warranties set out in Clause 6.1, Clause 6.2 and the Letter of Offer shall survive the signing and delivery of this Agreement and the making of each disbursement and until the full and final settlement of the Facility except that each reference to the financial statement hereof shall be construed as a reference to the then latest available annual accounts of the Customer.

7.	COVENANTS

7.1	Affirmative Covenant

The Customer expressly covenants with the Bank that at all times during the continuance of the Facility, the Customer shall ensure that:-

(a)	Ranking

the liabilities of the Customer under the Letter of Offer, the Asset Sale Agreement (where applicable), this Agreement and/or the Security Documents rank and will rank in priority above all its other unsecured liabilities (both actual and contingent) except:

(i)	liabilities which are subject to liens or rights of set off arising in the normal course of trading and the aggregate amount of which is not material to the Bank;

(ii)	liabilities which are preferred solely by the laws of Malaysia and not by reason of any Security Interest; and

(iii)	any Security Interest created which is disclosed to the Bank prior to the date hereof

(b)	Preparation of account

it will prepare the financial statement on a basis consistently applied in accordance with generally accepted accounting principles in Malaysia and those financial statements shall give a true and fair view of the results of the operations of the Customer for the period in question and the state of its affairs for the period to which the financial statements are made up and shall disclose all the liabilities (actual or contingent) of the Customer.

(c)	Information

it will deliver to the Bank:

(i)	as soon as they become available (and in any event within one hundred and eighty (180) days after the end of each of its and/or that Security Party’s financial periods) copies of its and/or that Security Party’s financial statements for that period which shall contain a balance sheet, profit and loss account and report to be audited and certified without qualification by a qualified independent auditor or firm of auditors;

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(ii)	as soon as they become available (and in any event within sixty (60) days after the end of each half year of each financial year) its management financial statements for that period certified by two (2) of its directors confirming that such statements represent a true and fair view of the financial condition of the Customer;

(iii)	immediately when requested by the Bank, information relating to the business of the Customer, including but not limited to any change in the directors of the Customer; and

(iv)	promptly, such additional financial or other information as the Bank may from time to time reasonably request.

(d)	Authorisations

the Customer will:

(i)	maintain in full force and effect all relevant authorisations (governmental and otherwise) and will promptly obtain any further authorisations which may become necessary to enable it to own its assets, carry on its business and perform its obligations under, and any of the transactions contemplated by the Letter of Offer, the Asset Sale Agreement (where applicable), this Agreement and/or the Security Documents and pay all taxes levied on the Customer by the due date thereof; and

(ii)	timeously carry out any registration, filing or notarisation of this Agreement and pay any duty or tax and take any action whatsoever which may be necessary or desirable to ensure the validity or enforceability in Malaysia of the liabilities and obligations of the Customer or the rights of the Bank under Letter of Offer, the Asset Sale Agreement (where applicable), this Agreement and/or the Security Documents in accordance with their terms.

(e)	Consents

the Customer will obtain and promptly renew from time to time, and will promptly deliver to the Bank certified copies of, any authorisation, approval, consent, license, exemption, registration, recording, filing or notarisation as may be necessary or desirable to ensure the validity, enforceability or priority of the liabilities and obligations of the Customer or the Security Party or the rights of the Bank under Letter of Offer, the Asset Sale Agreement (where applicable), this Agreement and/or the Security Documents and the Customer shall comply with the terms of the same.

(f)	Licences

the Customer will obtain all necessary licenses and approvals and comply with all regulations relating to the carrying on of its business and will carry on its business with due diligence and efficiency and in accordance with sound financial and business standards and practices and will furnish to the Bank all information which the Bank may reasonably request in connection with such business.

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(g)	Event of Default

if the Customer becomes aware of the occurrence of an Event of Default or of any other occurrence which might adversely affect its ability to fully perform the obligations hereunder it will forthwith notify the Bank and provide the Bank with full details of any steps which it is taking, or is considering taking, in order to remedy or mitigate the effect of the Event of Default or otherwise in connection with it.

(h)	Records

the Customer will maintain records adequate to record and reflect in accordance with generally accepted accounting principles in Malaysia the operations and financial condition of the Customer and it will, permit the Bank or its agents and servants at all reasonable times to have access to and to inspect its books of accounts and records relating to its business at any office, branch or place of business of the Customer elsewhere, all records kept by any other persons so far as such records relate to or affect this Agreement and the Customer shall give to the Bank or any person authorised by them to inspect such records, such written authorisations as may be required to enable the Bank and/or such authorised persons to inspect the said records.

(i)	Default, Litigation and adverse changes

the Customer will within fourteen (14) days after becoming aware of the occurrence of the same, promptly notify the Bank of

(i)	any default or event of default under any other contractual obligation of the Customer;

(ii)	any material event or adverse change in the condition (financial or otherwise) of the Customer;

(iii)	any litigation or other proceedings of any nature whatsoever being threatened or initiated against or by the Customer before any court tribunal or administrative agency which may materially affect the operations and/or financial condition of the Customer, including without limiting thereto any application for a judicial management or entering into any corporate voluntary arrangement with any creditor(s);

(iv)	any dispute between the Customer and any government or statutory body in respect of any of the Customer’s lands and other assets; or

(v)	any labour controversy which might result in a strike against the Customer; Each notice pursuant to this sub-clause shall be accompanied by a statement of a director of the Customer setting forth details of the occurrence referred to therein and stating what action the Customer proposes to take with respect thereto.

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(j)	Indebtedness

the Customer will punctually pay, discharge or otherwise satisfy on or before maturity or before they become delinquent, as the case may be, all of its indebtedness and other obligations of whatever nature.

(k)	Obligations

the Customer will timeously perform and carry out any and all of its obligations under the Letter of Offer, the Asset Sale Agreement (where applicable), this Agreement and the Security Documents.

(l)	Share capital

the Customer shall keep and maintain its present paid up share capital and promptly inform the Bank of any increases thereof.

(m)	Takaful/Insurances

(i)	the Customer shall maintain such Takaful/Insurances in respect of its assets (including such assets, machinery, stock-in-trade and other inventories subject to any Security Document) and business against all risks (including but not limited to all risk during shipment, construction and operation risk, pollution risk liability, business interruption coverage, third party risks, fire, theft, riots and workmen’s compensation) which a prudent Customer carrying on a business similar to that of the Customer would normally cover/insure and all such Takaful/Insurances shall be maintained with such takaful or insurance companies acceptable to the Bank in joint names of the Customer and the Bank and in such amounts and on such terms as may be approved by the Bank;

(ii)	where required by the Bank, the Customer shall:

(1)	cause the Bank to be endorsed as chargee or loss payee in all takaful certificates or insurance policies;

(2)	cause a clause to be inserted into such takaful certificates or insurance policies to the effect that the takaful certificates or insurance policies cannot be cancelled by the Customer without the Bank’s prior written consent;

(iii)	the Customer shall punctually pay all contributions or premiums necessary for maintaining such takaful or insurance and shall permit the original takaful certificates or insurance policy to be deposited with and retained by the Bank and in the event the Customer fails to effect, maintain or renew any takaful or insurance, it shall be lawful but not obligatory for the Bank to do so on the Customer’s behalf and debit such amounts from the Customer’s account with the Bank; and

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(iv)	the Customer shall have insured or caused to be insured or ensure takaful or insurance coverage over its asset and any other property charged or assigned or pledged or howsoever given as security to the Bank with any takaful or insurance companies approved by the Bank against loss or damage by accidents fire explosion lightning tempest flood riot civil commotion strike and malicious acts and any other risks as the Bank may from time to time require for its or their full value and in any event for a sum acceptable to the Bank and with an takaful or insurance company approved by the Bank and in the name of the Customer or the Security Party with the Bank’s interest as chargee and loss payee endorsed on the takaful certificates or insurance policies so taken out and shall have deposited with the Bank the original of the takaful certificates or insurance policies so taken out and the original of all receipts or evidence of payment of the current contribution or premium payable thereon.

(n)	Inspection of books

if the Bank deems it necessary to have information of the Customer with respect of any matters relating to the accounting or other records of the Customer, the Customer will cause its auditors (at the Customer’s costs and expense) to conduct an audit of its accounts within such time as may be stipulated by the Bank and to provide the Bank with such information as the Bank may require.

(o)	Substantial acquisition

it will inform the Bank in the event of any acquisition of assets of a substantial amount:

(p)	Auditors

the Customer will appoint such reputable auditor or firm of auditors acceptable to the Bank in respect of any matter connected with the accounts of the Customer and authorises such auditor or firm of auditors to supply the Bank with a certified copy of any communication sent by such auditor to the Customer and further to communicate directly with the Bank at any time in respect of any matter connected with the accounts and operations of the Customer. The Customer further authorises the Bank to communicate directly with such auditors in respect of any information required to be furnished by the Customer to the Bank under this Agreement.

(q)	Annual Return

the Customer will submit to the Bank a certified true copy of its annual return and return of allotment of shares as submitted to the Companies Commission of Malaysia.

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(r)	Subordination advances

where applicable, the Customer will cause and ensure that all and any advances for borrowed money by its directors or the shareholders to it or any inter-company advances for monies owing permitted hereunder are to be subordinated to its liabilities to the Bank and that no payment and/or early settlement of such advances for monies owing shall be made so long as any amount under the Facility remains due and payable or any obligation of the Customer remains outstanding.

(s)	Conduct of Business

the Customer shall conduct its business and affairs with due diligence and efficiency and in accordance with sound financial and commercial standards and practices and in accordance with its constitution as amended from time to time and shall carry out businesses which are permitted by the laws and regulations governing Islamic financing and/or Islamic transaction.

(t)	Authorised Signatories

the Customer will forthwith notify the Bank if any of its authorised signatories are no longer authorised to act on the Customer’s behalf hereunder.

(u)	Taxes and Outgoings

the Customer will comply with all applicable laws and regulations and will punctually pay and discharge all taxes, quit rents, rates, outgoings, assessments and governmental charges or levies imposed on it or on its income or profits or any of its assets or properties (including without limitation to the premises on which the business of the Customer is carried on) prior to the date on which penalties attach thereto and deliver certified true copies of the relevant receipts to the Bank promptly on receipt of such receipts, except that the Customer shall not be required to pay such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings.

(v)	Operation of Account with Bank

the Customer will maintain and operate an active and satisfactory account with the Bank which shall be within the approved limit at all times.

(w)	Other banking facility

the Customer shall promptly furnish to the Bank all such information as the Bank shall request as and when the Customer obtains banking/financing facilities from any other banks/institutions.

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(x)	Verification of Accounts

the Customer shall verify all statements of accounts issued to it by the Bank and shall upon discovery of any discrepancy in the statements of accounts, promptly inform the Bank and the rectify the same, failing which they shall be deemed to be conclusive and binding against the Customer.

(y)	Shariah Compliant Purposes

the Customer shall utilise the Facility for purposes that are in compliance with Shariah and the utilisation of the Facility shall be governed by and construed by such rules and directives (whether or not having the force of law) required or imposed on the Bank by BNM or other appropriate authority;

(z)	Anti-Money Laundering, Anti-Terrorism Financing and Proceeds of Unlawful Activities Act 2001

the Customer has never and would not:

(i)	engage, directly or indirectly, in a transaction that involves proceeds of any unlawful activity;

(ii)	acquire, receive, possess, disguise, transfer, convert, exchange, carry, dispose, use, remove from or brings into Malaysia proceeds of any unlawful activity; or

(iii)	conceal, disguise or impede the establishment of the true nature, origin, location, movement, disposition, title of, rights with respect to, or ownership of, proceeds of any unlawful activity; and

the Customer confirms to the Bank that it is not involved in any money laundering activity within the meaning of Section 3 of the Anti-Money Laundering, Anti-Terrorism Financing and Proceeds of Unlawful Activities Act 2001.

(aa)	Strategic Trade Act 2010

the Customer shall not utilise the Facility for transactions involving goods, items and services identified and/or classified as strategic items under the Strategic Trade Act 2010 including the importation, exportation, transshipment, brokering, marketing, distribution or all other transactions not specifically stated herein involving such strategic items and/or in any way act in contravention of the Strategic Trade Act 2010 and the Customer further agrees and covenants that the Bank may at its discretion and without assigning any reasons thereto decline to disburse the Facility(s), allow further drawdowns, make payments or process the payment of the Facility(s) herein or accept and negotiate any facilities granted to the Customer or requested to be negotiated by the Customer if such transaction relate to the said strategic items and the Bank further reserves its absolute right to declare an event of default and terminate or cancel the Facility(s) granted herein as a result of such transactions. The Customer shall absolve the Bank from any liability arising from such transactions and shall further indemnify and keep the Bank indemnified on a full indemnity basis against any fines and or penalties imposed on the Bank or any officers and against any penal sanctions imposed on the officers of the Bank as a result of any act or conduct or contravention by the Customer of the Strategic Trade Act 2010 and/or causing the Bank to in any way contravene the Strategic Trade Act 2010.

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(bb)	Anti-Corruption Laws/ Guidelines

(i)	the Customer shall conduct its businesses in compliance with applicable Anti-Corruption Laws/ Guidelines and has instituted and maintains policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws/Guidelines;

(ii)	the Customer shall conduct its operations at all times in compliance with applicable Anti-Corruption Laws/Guidelines and there is no litigation, regulatory or administrative proceedings before any court, tribunal or agency with respect to any Anti-Corruption Laws/Guidelines that have been started or (to the best of its knowledge and belief) threatened against it;

(iii)	the Customer undertake to immediately notify the Bank if in connection with this Agreement or the business resulting therefrom it:

(1)	receives or becomes aware of any request from a government official or any person (including its employees agents, sub-contractors or independent consultants) for any payment, gift, promise, financial or other advantage either tangible or intangible, including gifts or kick-backs, or permit or authorises any of the aforesaid acts, either directly or indirectly, which have the purpose or effect of public or commercial bribery or acceptance of or acquiescence in bribery, extortion, facilitation of payments or other unlawful or improper means of obtaining or retaining business, commercial advantage or the improper performance of any function or activity; or

(2)	becomes aware of any of its employees’ behaviour which is, inconsistent with the Anti-Corruption Laws/Guidelines applicable;

(iv)	neither the Customer nor any of its employees, sub-contractors, independent consultants, agents or its related parties, is a government official or other person who could assert illegal influence on behalf of itself. If any of the abovementioned persons becomes a government official, it shall promptly notify the Bank of the same;

(v)	the Customer shall take all reasonable efforts to maintain adequate internal controls and procedures to assure compliance with Anti-Corruption Laws/Guidelines including but not limited to procedures to ensure that all transactions are accurately recorded and reported in its books and records to reflect truly the activities to which they pertain such as the purpose of each transaction and to whom it was made or from whom it was received; and

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(vi)	the Customer agrees that the Bank shall have the right to suspend or terminate this Agreement on immediate written notice should the Bank becoming aware of a breach of warranty, undertaking, or violation of the applicable Anti-Corruption Laws/Guidelines.

(cc)	Security Documents

it shall observe and perform all the terms and conditions contained in the Security Documents and on the part of the Customer to be observed and performed and at all times hereafter indemnify and keep indemnified the Bank against all actions proceedings costs expenses claims and demands in respect of such act matter or thing done omitted or suffered to be done in contravention of the said provisions.

(dd)	Change in residential status

it will promptly notify the Bank in the event of any change in its residential status;

(ee)	Other covenants

the Customer shall comply to such other covenants as set out in the Fifth Schedule hereto.

7.2	Restrictive Covenant

The Customer covenants that during the continuance of this Agreement and/or as long as the Indebtedness or any part of it remains to be paid by the Customer under the Facility, it will not without the consent in writing of the Bank first had and obtained:

(a)	Negative Pledge

create or permit to exist over all or any part of its business or assets or undertakings any Security Interest other than those permitted hereunder and under the Security Documents.

(b)	Arrangement or moratorium or judicial management

the Customer and any Security Party have not entered into or proposed to enter into any arrangement or composition (voluntary or otherwise) with any of its creditors or to be placed under judicial management and no resolution has been passed or application made for the Customer and/or any Security Party to be placed under judicial management, and no declaration has been made by any competent court or authority in respect of a moratorium on the payment of indebtedness or other suspension of payments generally.

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(c)	Financing/Advance/Guarantee

save and except for unsecured indebtedness incurred in the ordinary course of business and on commercial terms and on the basis of arm’s length transaction or those indebtedness already disclosed in writing and consented to by the Bank, make any financing or advance or guarantee or grant any credit or loan to any of its directors, shareholders or related companies or any company or person or firm or organisation or purchase or otherwise acquire the capital stock, assets or obligation of any of its directors, shareholders or related companies or any company or person or firm or organisation.

(d)	Constitutional documents

add to, delete, vary, amend or change or cause the change in its or any of the Security Party’s (if body corporate), as the case may be, its constitutional documents in any manner which is inconsistent with the performance of the Customer’s obligations hereunder and under the Security Documents.

(e)	Alteration of Paid Up Capital

decrease or in any way whatsoever alter (other than by way of increase) the authorised or issued capital of the Customer whether by varying the amount, structure or value thereof or the rights attached thereto or convert any of its share capital into stock, or by consolidation dividing or sub-dividing all or any of its shares.

(f)	Change in shareholding

register or permit to register any change in its shareholders and the respective shareholdings of the shareholders in the Customer.

(g)	Dividends

declare or pay any dividend or bonus issue or make any distribution (be it income or capital in nature) in excess of ten per cent (10%) of its paid-up capital or any amount in excess of fifty per cent (50%) of its annual net income after tax or such other threshold as may be prescribed by the Bank from time to time, provided always any such permissible declaration of dividends or bonus issue or make any distribution may only be made if all payment obligation of the Customer is current.

(h)	Key Management Personnel

effect any change in the Customer’s directors and key management personnel.

(i)	Enter into partnership

enter into any partnership, profit-sharing or royalty agreement or other arrangement of whatsoever nature whereby the Customer’s income or profits are, or might be, shared with any other person, firm or company or enter into any management contract or other arrangement of whatsoever nature whereby the Customer’s business or operations are managed by any other person, firm or company, other than in the ordinary course of business.

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(j)	Disposal

save and except in the ordinary course of business and on ordinary commercial terms on the basis of arm’s length transaction, sell transfer encumber lease or otherwise dispose of or in any case cease to exercise control over, whether by single transaction or a number of transaction, related or not, the whole or substantial part of the Customer’s undertaking business or assets or undertake or permit any merger, consolidation or reorganisation.

(k)	Restriction on transactions

enter into any transaction (including merger, consolidation or re-organisation) with any person, firm or company except in the ordinary course of business on ordinary commercial terms and on the basis of arm’s length arrangements or establish any exclusive purchasing or sales agency, or enter into any transaction whereby the Customer might pay more than the ordinary commercial price for any purchase or might receive less than the full commercial price for its products (subject to normal trade discounts) for its products.

(l)	Indebtedness by others

except in the ordinary course of business on ordinary commercial terms and on the basis of arm’s length arrangements, enter into any transaction or arrangement whereby any director or shareholders of the Customer or any related corporation or associated company of the Customer incurs in its favour any indebtedness. For the purpose of this sub-clause, the expression “director” or “shareholder’’ includes a spouse, parent, child, brother or sister of the director or shareholder.

(m)	Alteration

make any alteration to the Purpose in its application for the Facility.

(n)	Invest Acquire Shares or Debentures

invest, acquire shares or debentures in or with or lend or advance money to any company or person.

(o)	Change in its present business and financial year

carry on any business other than its existing business or change its financial year other than its existing financial year.

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(p)	Dissolution, Reconstruction or Amalgamation

dissolve its affairs or consolidate permit any form or merger, reconstruction, consolidation or amalgamation by way of a scheme of arrangement or otherwise or approve, permit any transfer of any part of its issued capital.

(q)	Judicial Management or arrangement or Composition

pass any resolution or make any application for the Customer and/or any Security Party to be placed under judicial management or propose to enter into or permit the entry of any arrangement or composition (voluntary or otherwise) with any creditors of the Customer and/or any Security Party.

(r)	Acquisition

make and/or cause the Security Party to make any substantial acquisition of assets.

(s)	Surrender Rights

surrender, transfer, assign, relinquish or otherwise dispose of any of its rights and interest under this Agreement or the Security Documents.

(t)	Takaful /Insurance

do or suffer to the done any act, matter or thing whereby any takaful or insurance may be rendered void, voidable or incapable of being effected, maintained or renewed.

(u)	Disposal of Asset

where any of the Customer’s asset is used to secure the Facility, sell, transfer or lease or otherwise dispose of or in any case cease to exercise control over, whether by a single transaction or a number of transactions, all or a substantial part of its assets, save and except in the ordinary course of business and on commercial terms on the basis of arm’s length transaction.

(v)	Conflicting Takaful/Insurance

save and except at the request of the Bank, effect or keep on foot or permit to effect or keep on foot any Takaful/Insurance against any risk in respect of any assets charged or secured to the Bank when the Bank has effected or has kept on foot such Takaful/Insurance.

(w)	Other covenants

perform or do any other act as set out in Sixth Schedule hereto.

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8.	EVENTS OF DEFAULT

8.1	lf:-

(a)	Non-payment

the Customer and/or the Security Party shall default in the payment to the Bank of any payment due and payable or any other moneys herein covenanted to be paid after the same shall have become due by the Customer to the Bank whether formally demanded or not;

(b)	Distress or execution in relation to property

a distress or execution or other process of a court of competent jurisdiction be levied upon or issued against any property of the Customer and/or the Security Party and such distress, execution or other process as the case may be is not satisfied by the Customer and/or the Security Party within seven (7) days from the date thereof;

(c)	Breach of obligations

the Customer and/or the Security Party or any other party to any Security Documents executed in respect of the Facility commits or threatens to commit a breach of any term, stipulation, covenant or undertaking herein contained or in other such agreement or security document between the Bank and the Customer and/or the Security Party or such other party and executed pursuant to or referred to in this Agreement and on its or its part to be observed and performed and in the opinion of the Bank has failed to remedy or take adequate steps remedy the same within seven (7) days after notice from the Bank;

(d)	Misleading information

the Bank has been misrepresented, wilfully misled or pertinent information has been withheld by the Customer and/or the Security Party with regard to any request for the utilisation of the Facility and/or the existing position of the Customer and/or the Security Party;

(e)	Misrepresentation

any statement, representation or warranty made in connection with the execution and delivery of the Letter of Offer, the Asset Sale Agreement (where applicable) or this Agreement or in connection with any request for the disbursement hereunder shall be found to have been incorrect;

(f)	Insolvency, winding up, bankruptcy, judicial management

any step or action is taken or a resolution is passed for the bankruptcy, insolvency or winding up of the Customer and/or the Security Party or an application is made for the judicial management or a petition for bankruptcy, insolvency or winding up, as the case may be, is presented against the Customer and/or the Security Party or, if such proceeding or action has been taken by the Customer and/or the Security Party such steps or petition is not discharged or stayed within twenty one (21) days from the date of the taking of such step or petition;

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(g)	Purpose

in the opinion of the Bank (which shall be final and binding) the Customer is not utilizing the Facility for the Purpose stipulated in the Letter of Offer;

(h)	Termination of security

for any reason whatsoever any security given to the Bank for the payment of the Facility shall be terminated or shall lapse for any reason whatsoever or if the Customer and/or the Security Party shall be in default under the terms of such security;

(i)	Indebtedness

any of the Customer’s and/or the Security Party’s other indebtedness to the Bank or any third party or parties becomes capable in accordance with the relevant terms thereof of being declared due prematurely by reason of the Customer’s and/or the Security Party default or failure to make any payment in respect thereof on the due date for each payment or if due on demand when demanded or the security for such indebtedness becomes enforceable;

(j)	Change in law

by reason of any change after the date of the Letter of Offer in any applicable law, regulation or regulatory requirement or, in the interpretation or application thereof of any governmental or other authority charged with the administration thereof it shall become unlawful, impractical, impossible for the Bank to comply with its obligations herein or to continue to make available the Facility amount or any part thereof to the Customer or the receipt by the Bank of the Indebtedness or any part thereof;

(k)	Related companies

any related subsidiaries/associates companies as defined in the Companies Act 2016 fails to pay on due date any moneys payable under any agreement or arrangement with any other lender/ creditor/ financier;

(l)	Bad Cheque Offender

the Customer and/or the Security Party shall have been listed as a bad cheque offender by the Dishonoured Cheques Information System (DCHEQS) set up by BNM;

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(m)	Vessel

in the event the security pursuant to the Security Documents created involves a vessel, the vessel is arrested/ otherwise detained, becomes a total loss or ceases to be registered as a Malaysian flag vessel.

(n)	Composition or arrangement

the Customer or any Security Party shall enter into any composition or arrangement (voluntary or otherwise) with or make any assignment for the benefit of the creditors of the Customer or any Security Party or allows any judgment against the Customer or any Security Party to remain unsatisfied for a period of twenty-one (21) days or has any distress or execution or other process of a Court of competent jurisdiction levied upon or issued against any property of the Customer or any Security Party and such distress or execution or other process, as the case may be, is not satisfied by the Customer or any Security Party within seven (7) days thereof;

(o)	Security in jeopardy

the Bank decides in its discretion that the continuation of the grant of the Facility and this Agreement or any part thereof would be likely to be detrimental to its own position or otherwise undesirable or that its security hereunder is inadequate or in jeopardy or that any event or events has/have occurred or a situation exists which could or might prejudice the Customer’s or any of the other Security Party’s ability to perform its and/or any of the other Security Party’s obligation(s) hereunder in accordance with the terms hereof, the Letter of Offer or any of the Security Documents as the case may be;

(p)	Insolvency/ Bankruptcy

the Customer or any Security Party commits any act of bankruptcy or if being a corporation, passes any resolution for its winding-up/ insolvency;

(q)	Legal proceeding

a step is taken for the winding-up, insolvency, dissolution, liquidation or restructuring or judicial management, as the case may be, of the Customer or any other Security Party or a petition for winding up (voluntary or otherwise) is presented against the Customer or any other Security Party or any winding-up proceedings are threatened against the Customer or any of the other Security Party or a notice of application for judicial management order is given to the Customer and/or any Security Party or the Bank;

(r)	Death / Insanity/ Incapacity

the Customer or any other Security Party or any of its key personnel as determined by the Bank serves any custodial sentence, becomes insane, incapacitated or dies;

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(s)	Change in financial condition

the Customer or any other Security Party shall be affected by a material change in its financial condition which in the opinion of the Bank is likely to prejudice the ability of the Customer or the Security Party to perform its obligations under this Agreement, the Letter of Offer and/or the Security Documents;

(t)	Non-registration or invalid security

any of the Security Documents cannot be registered or perfected or is invalid for any reason whatsoever;

(u)	Change in business, shareholders or key management

the Customer or any of the Security Party cease or threaten to cease to carry on its business or if there is any change in the shareholders and/or key management personnel of the Customer;

(v)	Compulsory acquisition or confiscation

a notice or proposal for compulsory acquisition or confiscation of any assets owned by the Customer shall be issued or made under or by virtue of an Ordinance, act of Parliament or other statutory provisions;

(w)	Appointment of receiver, legal process

a receiver and/or manager, or nominee, supervisor, judicial manager or administrative or similar officer of the Customer’s and/or any other Security Party’s properties, assets or undertakings or any part thereof shall be appointed and such appointment shall be deemed by the Bank to be prejudicial for the security stipulated herein;

(x)	Revocation of authorisation or undertaking

any authorisation, exemption or undertaking referred to in the Letter of Offer, this Agreement or the Security Documents shall be ineffective, revoked, terminated, restricted or modified in a manner unacceptable to the Bank;

(y)	Non Shariah-compliant

the Facility is utilised for purposes which is in contravention to the principles of Shariah;

(z)	Material change

the Customer or any other Security Party shall be effected by a material change in its circumstances which in the opinion of the Bank has an adverse impact on the ability of the Customer and/or the other Security Party to perform its obligation under the Letter of Offer, the Asset Sale Agreement (where applicable), this Agreement and the Security Documents in accordance with the terms hereof; or

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(aa)	Challenge on validity of documents

the Letter of Offer, the Asset Sale Agreement (where applicable), this Agreement and/or the Security Documents shall be challenged with regard to its contents or their validity by any persons;

(bb)	Other events

any other event or events occur or circumstances arise which in the sole opinion of the Bank give reasonable grounds for believing that (i) it is improbable that the Customer and/or the Security Party(s) will be able to perform any of its obligations under the Letter of Offer, the Asset Sale Agreement (where applicable), this Agreement or the relevant Security Documents or any security party for the Facility will be able to perform any of its obligations under the Letter of Offer, the Asset Sale Agreement (where applicable), this Agreement or the relevant Security Documents; or (ii) the Customer may not (or may be unable to) duly and punctually perform or comply with its obligations under the Letter of Offer, the Asset Sale Agreement (where applicable), this Agreement or the relevant Security Documents or any Security Party for the Facility may not (or may be unable to) duly and punctually perform or comply with its obligations under the relevant Security Documents for any reasons whatsoever.

then, at once or at any time thereafter, the Bank may, by notice to the Customer, declare the following:-

(i)	the Indebtedness shall become due and immediately payable;

(ii)	the Bank shall have right to suspend, terminate and/or cancel the Facility;

(iii)	no further disbursement (if any) under the Facility shall be allowed; and

(iv)	the security created in the agreement or any of the Security Documents shall become enforceable.

8.2	The Customer and/or the Security Party undertakes to indemnify the Bank against any cost, claim, loss, expense (including legal fees) or liability together with any value added tax thereon, which it may sustain or incur as a consequence of the occurrence of any Event of Default as set out in Clause 8.1 above.

9.	SECURITY

9.1	Execution of Security Documents

For securing the payment of the Indebtedness or any part of it, the Customer and/or the Security Party shall execute the Security Documents in the form and substance acceptable to the Bank and the Customer shall procure the execution of the Security Documents by the Security Party (if applicable) in the form and substance acceptable to the Bank.

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9.2	Continuing Security

(a)	The security created in this Agreement is expressly intended to be and shall be a continuing security for the Indebtedness and all monies whatsoever now or hereafter from time to time payable to the Bank by the Customer under the provisions of this Agreement and other Security Documents whether alone or jointly and severally with another or others and whether as principal or surety notwithstanding that the Customer may at any time cease to be indebted to the Bank for any period or periods of time and notwithstanding:-

(i)	the Designated Current Account or any account or accounts of the Customer with the Bank may from any cause whatsoever cease to be current and notwithstanding any settlement of account or accounts or otherwise;

(ii)	any change by amalgamation, consolidation or otherwise which may be made in the constitution of the Bank.

(b)	This Agreement shall be without prejudice to any security already given by the Customer to the Bank or any security which may hereafter be given to the Bank whether the same be for securing payments of the Indebtedness to be paid herein or whether it is taken as additional or collateral security or otherwise howsoever.

9.3	Covenant to Provide Further Security

(a)	The Customer shall at any time if and when required by the Bank so to do execute or cause to execute in the Bank’s favour or as the Bank shall direct such legal or other mortgages, charges, assignments, transfers or agreements as the Bank shall require of and on all the Customer’s estate right, title and interest in any property or assets or business now belonging to or which may hereafter be acquired by or belong to the Customer (including any vendor’s lien) and the benefit of all licences held in connection therewith to secure the Indebtedness and all moneys and liabilities agreed to be paid or intended to be secured, such mortgages, charges, assignments, transfers or agreements to be prepared by or on the Bank’s behalf at the Customer’s cost and to contain all such terms and conditions for the Bank’s benefits as the Bank may reasonably require.

(b)	The Bank may require the Customer to deposit with the Bank the documents of title of any or all immovable properties vested in the Customer for any Facility Tenure and all or any debentures, shares, stocks or other investments or securities registered in the Customer’s name or otherwise belonging to the Customer. Such deposit may be by way of collateral security for the payment of the Indebtedness and moneys and liabilities secured and may also or otherwise be for the purpose of securing any other moneys payable to the Bank and not secured by this Agreement.

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9.4	Bank’s Other Securities

Nothing herein contained shall prejudice or affect any lien to which the Bank is entitled to or any other securities which the Bank may at any time or from time to time hold for or on account of the monies secured nor shall anything herein contained operate so as merge or otherwise prejudice or affect any guarantee, mortgage, charge, lien or other security which the Bank may for the time being have for any monies intended to be or otherwise secured or any right or remedy of the Bank thereunder.

10.	DISTRIBUTION OF PROCEEDS

10.1	Distribution of Proceeds

After this Agreement and security created by the Security Documents become enforceable by the Bank, all moneys and other property held or received by the Bank under any of the Security Documents and the proceeds of any realisation of the undertaking, property, assets, revenues and rights of the Customer and the Security Party mortgaged, charged or assigned by or pursuant to any of the Security Documents shall (subject to the payment of debts which by law have priority) be applied:

(a)	first, in payment of any costs, charges, fees, expenses and liabilities incurred by the Bank and every receiver, attorney, agent, delegate or other person appointed by the Bank under any of the Security Documents or this Agreement in the execution or purported execution of any of the Security Documents or in the performance of any duties or the exercise of any powers vested in it or him;

(b)	second, in or towards payment of the liabilities of the Customer in respect of the Indebtedness (other than the Facility Amount and any profit thereon), as the case may be, due to the Bank;

(c)	third, in or towards payment of all profits (and Late Payment Charge, if any) which has accrued on the Indebtedness to the date of such application then due to the Bank;

(d)	fourth, in or towards payment of the Indebtedness then due to the Bank;

and the surplus (if any) after the payment in full of all liabilities of the Customer under this Agreement and the Security Documents shall be paid to or to the order of the Customer or such other person for the time being entitled thereto.

10.2	Deficiency in Proceeds of Sale

If the amount realised by the Bank pursuant to this Agreement and the Security Documents after deducting any payment from the amount so realised of all fees dues costs rates taxes and other outgoings arising out of or occasioned by such realisation is less than the amount due to the Bank, the Customer shall pay to the Bank on demand the difference between the amount due and the amount so realised.

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10.3	Concurrent Proceedings

Notwithstanding any prov1s1on hereof, it is expressly agreed that upon default or breach by the Customer or any Security Party of any term, covenant, stipulation and/or undertaking herein provided and/or contained and on the part of the Customer or any Security Party to be observed and performed, the Bank shall thereafter have the right to exercise all or any of the remedies available whether by this Agreement or by statute or otherwise and shall be entitled to exercise such remedies concurrently to recover all monies due and payable to the Bank in any order of priority.

11.	BENEFIT OF AGREEMENT

11.1	Benefit of Agreement

The Bank may assign its rights under this Agreement or any part thereof and/or transfer its obligations under this Agreement or any part thereof subject to the terms of this Agreement, and:

(a)	for this purpose may disclose to a potential assignee or transferee or any other person who derives or may derive rights or obligations under or by reference to this Agreement, such information about the Customer as shall have been made available to the Bank generally;

(b)	where the Bank transfers its obligations or any part thereof, the Customer shall execute such documents as are reasonably necessary to release the Bank to the extent of the transfer and join the transferee as a party hereto; and

(c)	the Customer shall continue to deal solely with the transferee with respect to payments, notices and other matters relating to the administration of this Agreement.

11.2	Assignment by the Customer

The Customer shall not assign, novate or purport to assign or novate any of its rights or transfer any of its obligations under this Agreement without the prior written consent of the Bank.

12.	MISCELLANEOUS

12.1	Consolidation and Right of Set-Off

(a)	It is expressly agreed and declared that unless the Bank otherwise agrees any security whether given now or hereafter shall not be discharged or released except on payment of not only all the Indebtedness but also all monies whatsoever or howsoever payable or due from the Customer to the Bank (whether such liability be present, future, actual, contingent, primary, secondary, collateral, secured or unsecured, several or joint) under any other account or accounts of whatsoever nature (whether current, deposit or financing account), agreement or contract or otherwise with the Bank or any member of the Bank’s group of companies.

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(b)	Without prejudice to any other remedies which the Bank may have, the Bank may with notice to the Customer and at any time or from time to time at its discretion combine, consolidate or merge all or any of the Customer’s account or accounts of whatsoever nature (whether current, deposit or financing account), at any branch of the Bank or any member of the Bank’s group of companies with any liabilities of the Customer (whether such liability be present, future, actual, contingent, primary, secondary, collateral, secured or unsecured, several or joint) under any account (whether current, deposit or financing account), agreement (including under this Agreement and the Security Documents) or contract or otherwise with the Bank or any member of the Bank’s group of companies and set-off or transfer any sum (whether in the same or different currencies) standing to the credit of any such account, agreement or contract in or towards the satisfaction of any of the Customer’s Indebtedness or under any other account or accounts of whatsoever nature (whether current, deposit or financing account), agreements or contracts or otherwise (whether such liability be present, future, actual, contingent, primary, secondary, collateral, secured or unsecured, several or joint).

12.2	Rights cumulative, waivers

The rights, powers and/or remedies of the Bank under this Agreement are cumulative, may be exercised as often as the Bank considers appropriate and are in addition to the Bank’s rights, powers and remedies under the general law. The rights, powers and/or remedies of the Bank in relation to the Facility (whether arising under this Agreement or under the general law) shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing by the Bank; and in particular any failure to exercise or any delay in exercising any of such rights, powers and/or remedies shall not operate as a waiver or variation of that or any other such right, power and/or remedy; any defective or partial exercise of any of such rights, powers and/or remedies shall not preclude any other or further exercise of that or any other such right, power and/or remedy; and no act or course of conduct or negotiation on the Bank’s part or on its behalf shall in any way preclude it from exercising any such right, power and/or remedy or constitute a suspension or any variation of any such right, power and/or remedy.

12.3	Non-Income Bearing Suspense Account

Any money received hereunder may be placed and kept to the credit of a non-income bearing suspense account for so long as the Bank thinks fit without any obligation in the meantime to apply the same or any part thereof in or towards discharge of any money or liabilities due or incurred by the Customer to it. Notwithstanding any such payment in the event of any proceedings in or analogous to bankruptcy, liquidation, composition, judicial management or arrangement the Bank may prove for and agree to accept any dividend or composition in respect of the whole or any part of such money and liabilities in the same manner as if the security herein created had not been created.

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12.4	All payment received to be payment in gross

All monies received from or on account of the Customer or from any other person (including but not limited to any surety) or from the realisation of the security created by the Security Documents or any security or otherwise for the purpose of being applied in the reduction of the account of the Customer or of the monies covenanted to be paid as hereinbefore provided shall be treated for all purposes as payments in gross and not as appropriated or attributable to any specific part or item of the said monies covenanted to be paid even if appropriated thereto by the Bank. All securities now or at any time held by the Bank shall be treated as security for the said general balance. The Customer or any other person or persons claiming under the Customer shall have no claim to such securities or to any part thereof or any interest therein unless and until the Bank has received the full amount due and payable to the Bank by the Customer.

12.5	Time

Time wherever mentioned shall be the essence of this Agreement.

12.6	Invalidity of any provision

If any of the prov1s1ons of the Letter of Offer, this Agreement or the Security Documents becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

12.7	Satisfaction as to compliance with Shariah

Each party agrees that the transactions, contracts, agreements and/or undertaking he/she/it are entering into or entered into under and pursuant to this Agreement, the Asset Sale Agreement (where applicable) and Security Documents are and shall be Shariah-compliant.

12.8	Enforcement of this Agreement

This Agreement is in addition to and not in substitution of any other rights or securities which the Bank may have from or against the Customer and may be enforced in accordance with the terms hereof without first having recourse to any of such other rights or securities and without taking any steps or proceedings against any Security Party as aforesaid.

12.9	Imposition of Terms by BNM or other authority

The Customer acknowledges that the Bank shall at all times be subject to all terms, rules, directives and regulations as may be imposed by BNM or such other authority having jurisdiction over the Bank from time to time.

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12.10	Appropriation

The Bank shall at its discretion be entitled to utilise any monies received towards payment or early settlement to be appropriated in any manner howsoever it shall deem fit.

12.11	Independent payment obligations

It is expressly agreed and declared by the Customer that each of its obligations to pay any of the provision of this Agreement, or where appropriate constitute separate and independent obligations, shall give rise to separate and independent sources of action, shall apply irrespective of any waiver or indulgence granted by the Bank in respect of any other obligation, shall remain in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of some other obligation and may be relied upon and enforced by the Bank independently of or simultaneously with or without having to commence any other action under such obligations or under any of the Security Documents or having first exhausted any remedy or having first sold or disposed of any assets, properties or undertaking which may be provided as security to the Bank from time to time.

12.12	Condition of Discharge or release of Customer

Any settlement between the Bank and the Customer shall be conditional upon no security or payment to the Bank by the Customer or any Security Party or any other person being invalidated for any reason whatsoever or being avoided or refused or set aside by virtue of any provision or enactment or laws relating to bankruptcy, insolvency or liquidation for the time being or from time to time in force or by virtue of any obligation to give effect to any preference or priority and the Bank shall be entitled to recover the value or amount of any such security or payment from the Customer subsequently as if such settlement or discharge had not occurred.

12.13	Defects in Powers

Where any moneys are due and payable and secured by this Agreement, they shall be deemed to be so due and payable and so secured notwithstanding any defect, informality or insufficiency in the powers of the Customer or any Security Party or in the exercise thereof which might have a defence as between the Customer or such Security Party and the Bank.

12.14	Disclosure of Information

The Customer agrees that as long as this Agreement continues and/or as long as any monies due thereunder remain outstanding, the Bank shall be entitled to disclose information on the Customer’s affairs (including the Customer’s accounts and/or future accounts) with the Bank to:

(a)	its auditors, legal counsel or other professional advisors; or

(b)	any Security Party; or

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(c)	the Credit Bureau, Dishonoured Cheques Information System (DCHEQS) and the Central Credit Reference Information System (CCRIS) of BNM or such other authority or body established by BNM or such other authority having jurisdiction over the Bank; or

(d)	other body or authority or party to whom the Bank is associated with; or

(e)	a potential assignee or other person posing to enter into contractual arrangement with the Bank; or

(f)	Any person who invests in or otherwise finances (or potentially invest in or otherwise finance), directly or indirectly, any transaction related to the Bank’s general or specific funding portfolio; or

(g)	subject to the provisions of the Islamic Financial Services Act 2013 (whichever applicable) and any regulations from BNM, companies which are now or which in the future may be related corporations within the banking group of the Bank.

The Customer expressly consents to such disclosure and confirms and declares that no further consent from the Customer is necessary or required in relation to such disclosure.

12.15	Default

(a)	The Bank shall have the absolute right by notice in writing to the Customer to determine this Agreement or to refuse to disburse the Facility or any part thereof if any Indebtedness payable under the Facility shall become immediately due under the provisions of this Agreement.

(b)	Upon the giving of such notice, any part of the undisbursed Facility shall be cancelled, but any part of the Facility already disbursed shall become due and immediately payable on demand.

12.16	Effect of Full Payment of the Indebtedness & Early Settlement

(a)	Notwithstanding anything to the contrary in this Agreement, it is agreed that on the satisfaction by payment or otherwise of the whole of the moneys due to this Agreement, all the provisions in this Agreement shall cease to be of any effect but without prejudice to the Bank’s rights and remedies against the Customer in respect of any antecedent claim or breach of covenant.

(b)	It is agreed that notwithstanding any provision for the payment of the Indebtedness stipulated in this Agreement, the Customer may, by giving the requisite Early Settlement Notice (within the period as determined by the Bank prior to the intended early settlement date) pay the whole of the Indebtedness that is due and payable to the Bank or such lesser amount thereof as the Bank may in its discretion accept.

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(c)	All Early Settlements received by the Bank shall be applied by the Bank towards reduction of the number of instalment or any monies payable by the Customer in inverse order of maturity and not towards reducing the quantum of any of the instalment or any monies payable unless otherwise agreed by the Bank in writing.

12.17	Cross Default

The Customer expressly agrees that if any sums shall be due from the Customer and/or Security Party to the Bank or any third party or parties under any agreement or instrument from time to time or at any time or if the Customer and/or Security Party may be or become liable to the Bank or any third party or parties anywhere on banking account or any other account current or otherwise in any manner whatsoever or if default is made in any provisions of such account or in any other banking facilities granted by the Bank or any third party or parties to the Customer and/or Security Party or in any of the provisions of this Agreement, then in any such event, upon notification by the Bank to the Customer within seven (7) Business Days, the Indebtedness secured in this Agreement together with all moneys payable under such account or other banking facilities granted shall immediately become due and payable and the security herein shall become immediately enforceable.

12.18	Remedies and Waivers

No relaxation, forbearance, indulgence, failure or delay on the part of the Bank in exercising nor any omission to exercise any right, power, privilege or remedy accruing to the Bank under this Agreement and/or the other Security Documents or any security in favour of the Bank upon any default on the part of the Customer shall impair any such right, power, privilege or remedy or be construed as a waiver thereof or an acquiescence in any default affect or impair any right, power, privilege or remedy of the Bank in respect of any other or subsequent default nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any other rights or remedies provided by law.

12.19	Reconstruction of the Customer or the Bank

The securities, rights, liabilities and/or obligations created by this Agreement shall continue to be valid and binding for all purposes whatsoever notwithstanding any change by amalgamation, re-construction, restructuring or otherwise which may be made in the constitution of the Bank and similarly the liabilities and/or obligations created by this Agreement shall continue to be valid and binding for all purposes whatsoever notwithstanding any change by amalgamation, re-construction, restructuring or otherwise howsoever in the constitution of the Customer and it is expressly declared that no change of any sort whatsoever in relation to or affecting the Customer shall in any way affect the securities, liabilities and/or obligations created hereunder in relation to any transaction whatsoever whether past, present or future.

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12.20	Successors, lndorsees and Assigns

(a)	This Agreement shall be valid and binding upon and enure to the benefit of the Customer and the Bank and their respective successors in title and indorsees, and in the case of the Bank, its assigns.

(b)	The Bank may at any time without the consent or concurrence of the Customer be at liberty to assign or to transfer their rights and obligations hereunder.

(c)	The Customer shall not assign or transfer its rights hereunder or any interest herein.

(d)	All costs and expenses of the Bank and of the assignee or transferee of and incidental to such assignment or transfer, shall be payable by the Customer and any statement or recital in the deed of assignment or document of transfer of the amount then due to the Bank under and by virtue of this Agreement shall save for manifest errors only be conclusive and binding on the Customer.

12.21	Modification and Indulgence

Subject to compliance with Shariah principles, the Bank may at any time hereafter and without in any way affecting any of its rights, powers and remedies or the security created under this Agreement:

(a)	determine or vary any of the terms governing the grant of the Facility and/or the provisions of this Agreement and/or the Security Documents or any of them upon giving prior notice to the Customer and the Customer expressly consent to any and all such determination and/or variations (howsoever substantial);

(b)	deal with exchange release or modify or abstain from perfecting or enforcing any securities or guarantees or rights it may now or at any time or from time to time hereafter have from or against the Customer or any other person;

(c)	open or continue any account or accounts, current or otherwise, with the Customer at any branch or branches of the Bank or grant to the Customer or other person any time or indulgence;

(d)	renew any bills notes or other negotiable securities in any manner and accept composition from any other arrangements with the Customer or any persons liable on the bills notes or other securities held by the Bank for or on behalf of the Customer;

(e)	vary from time to time the terms and conditions to comply with all relevant rules, decisions and rulings of BNM whether the same be made before or after the creation of this Agreement; and

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(f)	have recourse to all or any remedies or means for recovering the Indebtedness which may be available for such purpose at such time and in such order and manner as the Bank may think fit.

12.22	Statement of Account

A statement of account in writing stating the amount payable by the Customer under this Agreement or any of the other Security Documents and duly certified by the Bank or any authorised person thereof shall in the absence of manifest error be conclusive evidence that such amount is in fact due and payable by the Customer.

12.23	Severability

Any term, condition, stipulation, provision, covenant or undertaking contained herein which is illegal, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, prohibition or unenforceability without invalidating the remaining provisions hereof and such illegality, prohibition or unenforceability in any jurisdiction shall not invalidate or render illegal, void or unenforceable any such term, condition, stipulation, provision, covenant or undertaking in any other jurisdiction.

12.24	Stamp Duty

The Customer shall, upon notice from the Bank pay all stamp duties, fees or other charges payable on or incidental to the execution, issue, delivery and registration of this Agreement and any documents related thereto and shall reimburse the Bank for any such duties, fees or other charges paid by the Bank.

12.25	Evidence of Authority

The Customer shall furnish to the Bank sufficient evidence of the authority of the person or persons who will sign the request for the drawdown or such other document provided for under the provisions of this Agreement.

12.26	Cost

The Customer shall be liable to pay all fees, taxes and expenses under the Facility and the Security Documents and any other fees, taxes and expenses in connection with or incidental to this Agreement including the Bank’s solicitors fees (on a solicitor and client basis) in connection with the preparation and execution of this Agreement and the documents related thereto. If the Indebtedness or any part thereof shall be required to be recovered through any process of law or the Facility or any part thereof shall be placed in the hands of solicitors for collection, the Customer shall pay (in addition to the moneys then due and payable under the Facility) the Bank’s solicitors’ fees (on a solicitor and client basis) and any other fees, taxes and expenses incurred in respect such collection.

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12.27	Law Applicable

The parties hereto agree that this Agreement shall be governed by the laws of Malaysia and agree to submit to the jurisdiction of the Courts of Malaysia and further agree that service of any notice and/or legal process may be effected in the manner set out in Clause 12.30 hereof.

12.28	Guidelines on Credit Transactions and Exposures with Connected Parties for Islamic Banks (Guidelines) by Bank Negara Malaysia (BNM)

The Customer declares that the Customer has had notice of the Guidelines and agrees that the approval and operation or utilisation from time to time of the Facility is strictly conditional by the Customer representation and undertaking that it shall not infringed, contravene nor be in breach of the Guidelines and/or of any replacement guidelines/specifications/circulars issued pursuant to the Islamic Financial Services Act 2013 and also undertakes to advise the Bank if any of infringement as set out in the said Guidelines is established or discovered at any time. If at any time during the continuance of this Facility the Bank discovers that there had been an infringement of the said Guidelines and/or that the continued utilisation of the Facility shall be in violation of the said Guidelines the Bank shall be entitled forthwith to exercise all of its rights contained herein.

12.29	Recitals and Schedules

The Recitals hereof and the Schedules annexed to this Agreement shall be taken, read and construed as an integral part of this Agreement.

12.30	Service of Notices and Legal Process

(a)	Each communication to be made under this Agreement shall be made in writing and in the case of the Bank, shall be under the hand of any manager or other authorised officer of the Bank or a solicitor or firm of solicitors purporting to act for the Bank and, unless otherwise stated, shall be by fax or letter, to the addresses hereinafter specified or to such other address as the other party might have notified the party giving the notice.

(b)	Any such notice or request shall be deemed to have been sufficiently given, or made and be deemed received by the party to whom it is given:

(i)	if delivered by hand, when so delivered; or

(ii)	if sent by post, on the second Business Day after posting; or

(iii)	in the case of telex or cable, on the Business Day immediately after transmission; or

(iv)	if sent by facsimile on the Business Day immediately after transmission provided that the Bank has received an answer back confirmation.

(c)	In the event of a change in the address or facsimile number of the Customer, the Customer shall as soon as practicable but in any event at least seven (7) days prior to such change notifies the Bank in writing of such change.

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(d)	No change in the Address for Service or facsimile number howsoever brought about shall be effective or binding on the Bank unless the Customer has given to the Bank pursuant to paragraph (c) hereof actual notice of the change of the Address for Service or facsimile number and nothing done in reliance of any of the provisions herein shall be affected or prejudiced by any subsequent change in the Address for Service over which the Bank has no actual knowledge at the time the act or thing was done or carried out.

Provided that any communication or document to be made or delivered to the Bank shall be effective only when received, and then only if it is expressly marked for the attention of the department or officer identified with the relevant officer’s signature below (or such other department or officer as the Bank shall from time to time specify for this purpose).

(e)	Any notice or other communication to be given under or in respect of this Agreement shall be delivered, given or sent to the addressee at the address or facsimile number (or such other address or facsimile number as the addressee may give notice to the other party in accordance with paragraph (c) hereof from time to time) set out hereinbefore.

(f)	The Bank shall have discretion whether to accept, or rely or act upon any communication received via telephone or email and shall be entitled to request verification of any such communication by any method the Bank deem appropriate.

(g)	The service of any legal process may be given by prepaid registered or ordinary post sent to the Customer at the address herein stated and such legal process shall be deemed to have been duly served after the expiration of five (5) days from the date it is posted and no change in the Customer’s address herein stated howsoever brought about shall be effective or binding on the Bank unless actual notice of the change of address has been given to the Bank.

12.31	Terms of Letter of Offer and Asset Sale Agreement (where applicable) Incorporated

All the terms and conditions of the Bank’s Letter of Offer the day and year as stated in Item 3 of the First Schedule and the Asset Sale Agreement (where applicable) shall be deemed to be incorporated into and form part of this Agreement (whether such provision are repeated herein or not) subject to such alterations or variations where necessary to make the provisions of the Letter of Offer and the Asset Sale Agreement (where applicable) consistent with the provisions of this Agreement AND in the event of any conflict, inconsistency and/or discrepancy between the provisions of the Letter of Offer and the Asset Sale Agreement (where applicable) and the provisions of this Agreement, the provisions of the Letter of Offer shall prevail for the purpose of interpretation and enforcement of this Agreement.

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12.32	Counterparts

This Agreement may be executed in any number of counterparts, and this shall have the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

12.33	Variation of the Facility

It is expressly agreed and declared by the parties to this Agreement that the Facility and/or the Security Documents may, subject to Shariah principle, be varied in the manner acceptable to the Bank and thereupon such amended details of the Facility and/or the Security Documents shall be deemed to become effective and shall be read and construed as if such amended details have been incorporated in and had formed part of this Agreement at the date of execution thereof.

12.34	Personal Data Protection Act 2010 (“POPA”)

The Bank may request the Customer from time to time to provide the personal data and information of the Customer, the Customer’s guarantor(s) and/or any third party security providers’ (including but not limited to) directors, shareholders, employees, representatives and/or any other individual (“the Individual”) in the course of the Customer’s contract and/or transactions with the Bank (“Personal Data”).

Maybank Group Privacy Notice the Bank collects, uses, maintains, stores, discloses, secures and retains the Personal Data. The Customer is to refer to the Maybank Group Privacy Notice and prior to providing the Bank with the Individual’s Personal Data, the Customer is to inform the Individual of the Maybank Group Privacy Notice.

The Customer warrants that it has complied with the POPA and have obtained the relevant consents from the Individual in relation to the processing and disclosure of their Personal Data.

12.35	Taxes

(i)	Any goods and services tax or levies now or hereafter imposed by law or required to be paid in respect of any monies payable to or to be received by the Bank on any expenses incurred or to be incurred by the Bank (except where prohibited by law) shall be borne by the Customer.

(ii)	All other taxes, duties or government charges now or hereafter imposed or levied in connection with this Facility shall be borne by the Customer.

(iii)	The Customer agrees that the Bank reserves the right to debit any of Customer’s banking account(s) for such taxes or levies payable by the Customer. In the event, such debiting causes Customer’s banking account(s) to be overdrawn and not regularised within the specific period determined by the Bank, late payment charges shall be imposed on the excess thereto.

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12.36	Utilisation of Trade Facilities [where applicable]

The Customer shall ensure that the Trade Facilities granted shall not be used to finance inter-company and related party transactions, save where approved by the Bank/permitted by the Bank’s guidelines.

12.37	Additional Terms and Conditions

The Facility and/or this Agreement shall be subject to the additional terms and conditions as set out in the Seventh Schedule.

12.38	Incorporation by reference

Where applicable, the Bank’s General Trade Terms, Standard Trade Terms and Conditions and Country Supplement as set out in the Ninth Schedule, Tenth Schedule and Eleventh Schedule, respectively constitute an integral part of this Agreement.

12.39	Exchange Control

The Customer shall be responsible for obtaining any exchange control approval which may be required during the continuance of the Facility.

12.40	Upstamping of Agreement

In the event that the total monies and liabilities due and payable to the Bank including the Indebtedness hereunder at any time exceed the principal limit or the limit for which the security created shall for the time being have been stamped to secure, the Bank shall be at liberty at any time, without prior notice or reference to or consent from the Customer, to upstamp this Agreement and/or the Security Documents, whereupon the amount in respect of which additional stamp duty on an ad valorem basis is or shall be paid and endorsed on this Agreement and/or any other Security Documents and all other amounts payable by the Customer to the Bank under this Agreement and the Security Documents shall henceforth form part of the Indebtedness and be secured by this Agreement and the other Security Documents. Additional stamp duty as aforesaid shall be paid or reimbursed (as the case may be) by the Customer to the Bank on demand, and until such payment or reimbursement shall also form part of the Indebtedness and be secured by this Agreement and the other Security Documents.

12.41	Principal and Secondary Instruments

IT IS AGREED AND DECLARED that this Agreement and the Security Documents are instrument employed in one transaction to secure the payment of the Indebtedness within the meaning of Section 4(3) of the Stamp Act 1949 of the States of Malaya, and for the purpose of the said section, this Agreement is deemed to be the principal or primary instrument.

[End of Clauses]

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Signatories to this document are advised to seek independent legal advice before siqninq this document.

IN WITNESS WHEREOF the Common Seal of the parties have hereunto set their respective hands and seals.

The Customer

*SIGNED for and on behalf of the Customer	)
in a manner authorised by its constitution	)
under its Common Seal which	)
said Seal was hereto duly affixed	)
on the 17 AUG 2020)
in the presence of:	)

Director		Director
Name:	/s/ LEW CHEE HOONG	Name:	/s/ LAW WAI BOON
NRIC No.:	***	NRIC No.:	***

The Bank

SIGNED by	)	MAYBANK ISLAMIC BERHAD
as Attorney for and on behalf	)	by its Attorney
/s/ ABDUL MALEK BIN ABDOL WAHAB
MAYBANK ISLAMIC BERHAD	)
(Company Registration No.:	)
200701029411(787435-M)))
in the presence of:-)

/s/ ADRIANKIEN CHONG
BC/A/1832
ADVOCATE & SOLICITOR
KUALA LUMPUR

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EXPLANATION TO SIGNATORIES

I, ADRIAN TAY KIEN CHONG, the attending solicitor, hereby certify that I have to the best of my abilities, read and explained the contents of this Agreement to the authorised signatories of WIN-FUNG FIBREGLASS SDN. BHD. (Company Registration No. 198401004617(117136-D)), namely LEW CHEE HOONG (NRIC No.: ***) and LAW WAI BOON (NRIC No.: ***) in English/ Bahasa Malaysia / ~~Mandarin / Hokkien I Cantonese~~, to cater for others a language / dialect to which ~~he / she~~ / they understand(s) and who has-/ have acknowledged to me that ~~he I she /~~ they ~~has /~~ have understood the terms and implications of the said document and who have acknowledged to me that they have voluntarily executed this document.

.........................................

ADRIAN TAY KIEN CHONG

BC/A/1832

ADVOCATE & SOLICITOR

KUALA LUMPUR

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